UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PROGRESS SOFTWARE CORPORATION
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PROGRESS SOFTWARE CORPORATION
14 Oak Park
Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Progress Software Corporation will be held on Thursday, June 6, 2013, commencing at 10:00 a.m., local time, at our principal executive offices located at 14 Oak Park, Bedford, Massachusetts 01730, for the following purposes:

(1)	To elect seven directors to serve until the annual meeting of shareholders held in 2014 and until their respective successors are elected and qualified;

(2)
To approve the amendment and restatement of the Progress Software Corporation 2008 Stock Option and Incentive Plan, as amended, to, among other things, increase the maximum number of shares that may be issued under that plan by 7,500,000 shares;

(3)	To hold an advisory vote on the compensation of our named executive officers;

(4)	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013; and

(5)	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of that meeting.
Our Board of Directors has fixed the close of business on April 10, 2013 as the record date for determination of the shareholders entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the meeting.

By Order of the Board of Directors,

Stephen H. Faberman
Secretary

Bedford, Massachusetts
May 7, 2013

YOUR VOTE IS IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

PROGRESS SOFTWARE CORPORATION
14 Oak Park
Bedford, Massachusetts 01730

_______________________________

PROXY STATEMENT
_______________________________

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Progress Software Corporation of proxies for use at the 2013 Annual Meeting of Shareholders to be held on Thursday, June 6, 2013, at 10:00 a.m., local time, at our principal executive offices located at 14 Oak Park, Bedford, Massachusetts 01730. We anticipate that this proxy statement and the form of proxy card will first be mailed to shareholders on or about May 7, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to Be Held on June 6, 2013:

This proxy statement and our 2012 Annual Report on Form 10-K are available at:
http://materials.proxyvote.com/743312

At the annual meeting, shareholders will be asked to consider and vote upon the following proposals:

(1)	To elect seven directors to serve until the annual meeting of shareholders held in 2014 and until their respective successors are elected and qualified;

(2)
To approve the amendment and restatement of the Progress Software Corporation 2008 Stock Option and Incentive Plan, as amended, to, among other things, increase the maximum number of shares that may be issued under that plan by 7,500,000 shares;

(3)	To hold an advisory vote on the compensation of our named executive officers;

(4)	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013; and

(5)	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of that meeting.

ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?
At our annual meeting, shareholders will act upon the matters outlined in the meeting notice provided with this proxy statement. If you attend the annual meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. Our Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented. This proxy statement explains the proposals to be voted on at the annual meeting.
Who can attend the meeting?
All shareholders as of the close of business on April 10, 2013, the record date, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, please note that you will need to bring your proxy card or voting instruction card and valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting and all mobile phones must be silenced during the meeting.
Please also note that if you hold your shares through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
Who is entitled to vote at the meeting?
Only shareholders of record at the close of business on April 10, 2013, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 55,136,725 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company's common stock?
Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.
What is the difference between holding shares as a shareholder of record and a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us by completing, signing, dating and returning a proxy card, or to vote in person at the annual meeting.
Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of your shares. We have sent these proxy materials to your broker or bank. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee will provide a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.
What is a quorum?
A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the annual meeting, the presence, in person or by proxy, of the holders of at least 27,568,363 shares, which is a simple majority of the 55,136,725 shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before the shareholders.
If you are a shareholder of record, you must deliver your vote by mail or attend the annual meeting in person and vote in order to be counted in the determination of a quorum.
Abstentions and broker “non-votes” will be counted as present or represented at the annual meeting for purposes of determining the presence or absence of a quorum. A broker “non-vote” occurs when a broker or other nominee who holds shares for a beneficial owner withholds its vote on a particular proposal with respect to which it does not have discretionary voting power or instructions from the beneficial owner.
What is the difference between a routine matter and a non-routine matter?
Brokers cannot vote on their customers' behalf on “non-routine” proposals such as Proposal 1, the election of directors, Proposal 2, the amendment and restatement of our equity plan, and Proposal 3, the advisory vote on executive compensation. Because brokers require their customers' direction to vote on such non-routine matters, it is critical that shareholders provide their brokers with voting instructions. Proposal 4, ratification of the appointment of our independent registered public accounting firm, will be a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.
How do I vote?
If you are a shareholder of record, you have the option of submitting your proxy card by mail or attending the meeting and delivering the proxy card. The designated proxy will vote according to your instructions. You may also attend the meeting and personally vote by ballot.
If you are a beneficial owner of shares, in order to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares. If you have the broker's proxy, you may vote by ballot or you may complete and deliver another proxy card in person at the meeting.
When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares to:

•	elect the seven directors nominated by our Board of Directors;

•
approve the amendment and restatement of the Progress Software Corporation 2008 Stock Option and Incentive Plan, as amended, to, among other things, increase the maximum number of shares that may be issued under that plan by 7,500,000 shares;

•	approve the compensation of our named executive officers; and

•	approve the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013.

If any matter not listed in the Notice of Meeting is properly presented at the meeting, the proxies will vote your shares in accordance with their best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.
How does the Board of Directors recommend that I vote?

•	FOR proposal one - elect our seven nominees to the Board of Directors.

•	FOR proposal two - approve the amendment and reinstatement of our 2008 Stock Option and Incentive Plan, as amended.

•	FOR proposal three - approve the advisory vote on the compensation of our named executive officers.

•	FOR proposal four - ratify the selection of Deloitte &Touche LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2013.
Can I change or revoke my vote?
You may revoke your vote at any time before the proxy is exercised by filing with our secretary a written notice of revocation or by signing and duly delivering a proxy bearing a later date. At the meeting, you may revoke or change your vote by submitting a proxy to the inspector of elections or voting by ballot. Your attendance at the meeting will not by itself revoke your vote.
What vote is required to approve each proposal?

•	The directors elected at the meeting will be the seven directors receiving the highest number of votes.

•	The approval of the amendment and restatement of our 2008 Stock Option and Incentive Plan, as amended, may be approved by the affirmative vote of a majority of the votes cast.

•	The advisory vote on the compensation of our named executive officers may be approved by the affirmative vote of a majority of the votes cast.

•
The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013 may be approved by the affirmative vote of a majority of the votes cast.

If you abstain from voting, it will not count as a vote cast with respect to that proposal.
If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals. For this meeting, if you do not give specific instructions, your broker or nominee may cast your vote in its discretion for proposal 4, the ratification of the appointment of our independent registered public accounting firm. “Broker non-votes”, while included for purposes of attaining a quorum, will have no effect on the vote. If you do not give specific instructions, your broker or nominee is not permitted to cast your vote in its discretion for proposal 1, the election of directors, proposal 2, the approval of the amendment and restatement of the 2008 Stock Option and Incentive Plan, as amended, or proposal 3, the advisory vote on the compensation of our named executive officers, and such “broker non-vote” will not be counted in determining the total number of shares necessary for approval of those proposals and will have no effect on those proposals requiring approval by a plurality or majority of the votes cast.
What is “householding” of proxy materials?
In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the proxy materials. This practice is designed to reduce duplicate mailings and save printing and postage costs. If you would like to have a separate copy of our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your proxy card. We will deliver such additional copies promptly upon receipt of such request.
In other cases, shareholders receiving multiple copies at the same address may wish to receive only one. If you now receive more than one copy, and would like to receive only one copy, please submit your request to the address or phone number that appears on your proxy card.
Who will count the votes and where can I find the voting results?
American Stock Transfer & Trust Company will tabulate the voting results. We will announce the voting results at the annual meeting and we will publish the results by filing a Current Report on Form 8-K with the Securities and Exchange Commission within four business days of the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven members. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated for election as directors Barry N. Bycoff, John R. Egan, Ram Gupta, Charles F. Kane, David A. Krall, Michael L. Mark and Philip M. Pead, each of whom is currently a director of our company.
Each director elected at the annual meeting will hold office until the next annual meeting of shareholders or special meeting in lieu of such annual meeting and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. There are no family relationships among any of our executive officers or directors.
Each of the director nominees named in this proxy statement has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve. In the event that before the annual meeting one or more nominees named in this proxy statement should become unable to serve or for good cause will not serve, the persons named in the enclosed proxy will vote the shares represented by any proxy received by our Board of Directors for such other person or persons as may thereafter be nominated for director by the Nominating and Corporate Governance Committee and our Board of Directors.
If a quorum is present at the annual meeting, a plurality of the votes properly cast will be required to elect a nominee to the office of director.
DIRECTORS
The following table sets forth the director nominees, their ages, and the positions currently held by each person with our company. In addition, for each person we have included information regarding the business or other experience, qualifications, attributes or skills considered in determining that each person should serve as a director.

Name	Age	Position
Barry N. Bycoff	64	Director
John R. Egan (3)	55	Non-Executive Chairman of the Board
Ram Gupta (1)(2)	51	Director
Charles F. Kane (1)(3)	55	Director
David A. Krall (2)(3)	52	Director
Michael L. Mark (1)(2)	67	Director
Philip M. Pead	60	President and Chief Executive Officer and Director

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee
Mr. Bycoff has been a director since May 2007. Mr. Bycoff was our Executive Chairman from March 2009 until April 2011. From May 2005 to July 2007, Mr. Bycoff was a venture partner of Pequot Ventures, the venture capital arm of Pequot Capital Management, Inc. Mr. Bycoff was previously Executive Chairman of Day Software Holding AG.
As the founder and former Chief Executive Officer of Netegrity, a public technology company, Mr. Bycoff demonstrated leadership, management and strategic experience, as well as significant financial, operational and corporate governance experience. Mr. Bycoff also has significant management experience from working in a variety of software companies. Mr. Bycoff also has valuable experience as a current and former board member of a number of public and private technology-related companies. Mr. Bycoff also brings to the Board of Directors his investing experience from his tenure at Pequot Ventures.
Mr. Egan became our Non-Executive Chairman of the Board in December 2012. Mr. Egan has been a director since September 2011. Mr. Egan is managing partner of Egan-Managed Capital, a Boston based venture capital fund he founded in October 1998 that specializes in technology and early stage investments. From October 1986 until September 1998, Mr. Egan served in a number of executive positions with EMC Corporation, including Executive Vice President, Products and Offerings, Executive Vice President, Sales and Marketing, Executive Vice President, Operations and Executive Vice President, International Sales. Mr. Egan also serves on the Board of Directors for other publicly-traded and privately-held companies. They include: EMC Corporation (NYSE: EMC), where he has served on the Board of Directors for almost twenty years; VMWare, Inc. (NYSE: VMW); Verint Systems, Inc. (NASDAQ:VRNT) and NetScout Systems, Inc. (OTC: NTCT), where he serves as Lead Director.

Mr. Egan brings to our Board of Directors extensive understanding and expertise in the information technology industry as a result of his service on other boards of directors combined with his executive leadership roles at EMC Corp. His broad experience ranges from venture capital investments in early-stage technology companies to extensive sales and marketing experience, to executive leadership and management roles. Mr. Egan brings to the Board business acumen, substantial operational experience, and expertise in corporate strategy development. Mr. Egan also has extensive experience serving as a director of publicly-traded companies.
Mr. Gupta has been a director since May 2008. From May 2007 until May 2010, Mr. Gupta was Executive Chairman of CAST Iron Systems, Inc., a leading Software as a Service (SaaS) and cloud application integration provider. Prior to that time, from November 2005 until May 2007, Mr. Gupta was President and Chief Executive Officer of CAST Iron Systems, Inc. Mr. Gupta was previously a director of S1 Corp. and Source Forge, Inc. Mr. Gupta also has served in a variety of leadership roles within the Board of Directors of several privately-held technology companies including Platform Computing Corporation, Persistent Systems, Accruent Inc. and Yodlee Inc.
Mr. Gupta has extensive strategic marketing and management expertise at global technology companies, including responsibility for strategy, marketing, development, customer support, alliances and mergers and acquisitions. As a former executive and current board member of several technology-related public companies, Mr. Gupta offers industry specific, public company board experience to our Board of Directors. His extensive experience in the software industry, particularly in the area of strategy and marketing, is a significant asset to the Board of Directors.
Mr. Kane has been a director since November 2006. Mr. Kane is an adjunct professor of International Finance at the MIT Sloan Graduate Business School of Management. Mr. Kane is currently a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for whom he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc., a provider of supply chain management software and professional services. Mr. Kane is currently a director of Demandware, Inc. (NYSE: DWRE), a leading provider of software-as-a-service (SaaS) ecommerce solutions that enable companies to deliver customized shopping experiences to consumers in the digital world, and Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small and medium sized businesses. Mr. Kane was previously a director of Netezza Corporation, Borland Software Corporation and Applix Inc.
As our Audit Committee financial expert and Chairman of the Audit Committee, Mr. Kane provides a high level of expertise and leadership experience in the areas of finance, accounting, audit oversight and risk analysis derived from his experience as the chief financial officer of publicly-traded technology companies. Mr. Kane also offers substantial public company board experience to our Board of Directors.
Mr. Krall has been a director since February 2008. Mr. Krall is currently Chairman of the Board of Directors of Audinate Pty Ltd, a leader in IP audio-visual media network solutions. Mr. Krall also serves on the Board of Directors of Quantum Corp. (NYSE: QTM) and Universal Audio, a privately-held leading manufacturer of professional audio recording hardware and production software. Mr. Krall also currently serves as a Strategic Advisor to Roku, Inc., a leading manufacturer of streaming media players, a position he assumed in January 2011. Mr. Krall joined Roku, Inc. in February 2010 as President and Chief Operating Officer. Prior to that time, Mr. Krall was President and Chief Executive Officer and a member of the Board of Directors of QSecure, Inc., a maker of electronic credit cards. From 2000 to 2007, Mr. Krall was President, Chief Executive Officer and a member of the Board of Directors of Avid Technology, Inc.
Mr. Krall has significant leadership, management and operational experience through his service in a broad range of executive positions within the software and technology industries. From working in companies ranging from small startups to public companies with thousands of employees serving worldwide marketplaces, Mr. Krall brings experience in the areas of new product development, integration of complex software and hardware solutions, strategy formation, and general management.
Mr. Mark has been a director since July 1987. He was our Non-Executive Chairman of the Board from April 2011 until May 2012 and also from December 2006 until March 2009. From March 2009 until April 2011, Mr. Mark served as Lead Independent Director. Mr. Mark is a private investor and member of Walnut Venture Associates, an investment group seeking opportunities in early-stage and emerging high-tech companies in New England. Mr. Mark was a founder of several high-tech companies, including Intercomp, American Energy Services, and Cadmus Computer Systems, is an investor in numerous early-stage companies, and serves on several private boards of directors.
Mr. Mark has served on our Board of Directors for almost twenty-five years, spanning the entire time that we have been a public company. As a result, Mr. Mark provides our Board of Directors with critical historical knowledge and insights on our business and the software industry generally. Mr. Mark also has extensive experience as a director of public and private companies.
Mr. Pead became our President and Chief Executive Officer on December 7, 2012. Prior to that time, Mr. Pead was our Interim Chief Executive Officer, a position he assumed on November 2, 2012. Mr. Pead served as Executive Chairman of the Board from October 8, 2012 until December 7, 2012. Mr. Pead was our Non-Executive Chairman of the Board from May, 2012 until October 2012. Mr. Pead has been a director since July 2011. Mr. Pead was formerly the Chairman of the Board of Directors of Allscripts Health Solutions (NASDAQ: MDRX), a leading health care information technology company. Mr. Pead was also the President and Chief Executive Officer of Eclipsys Corporation, a leading provider of enterprise clinical and financial software for hospitals, which was merged with Allscripts in August 2010. From March 2007 to May 2009, Mr. Pead served as the Managing Partner of Beacon Point Partners LLC, a healthcare consulting firm. Mr. Pead served as President and Chief Executive Officer of Per-Se Technologies Inc., a provider of healthcare information technology services, from November 2000 until its acquisition by McKesson Corporation in January 2007.
As our Chief Executive Officer, Mr. Pead provides key insight and advice with respect to corporate strategy and management development and a deeper understanding of our products, technology and market opportunities. Furthermore, Mr. Pead provides our company with industry insight and knowledge as a result of his over twenty-five years experience in the software industry, working in executive roles in several publicly- and privately-held companies, including Per-Se Technologies, Dun & Bradstreet Corporation and Attachmate Corporation. In addition to Progress Software Corporation, Mr. Pead serves on the board of directors of Emdeon Inc., which was a publicly-traded company until it was acquired by The Blackstone Group L.P. and Hellman & Friedman LLC.

Our Board of Directors recommends that you vote FOR the election of the following seven individuals as directors: Barry N. Bycoff, John R. Egan, Ram Gupta, Charles F. Kane, David A. Krall, Michael L. Mark and Philip M. Pead.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors
Our Board of Directors met nineteen times during the fiscal year ended November 30, 2012. Each of our directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he served during fiscal 2012. Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.
Audit Committee
The Audit Committee of our Board of Directors currently consists of Messrs. Gupta, Kane and Mark, with Mr. Kane serving as Chairman. During fiscal 2012, the Audit Committee consisted of Messrs. Egan, Kane and Mark. Mr. Egan stepped down as a member of the Audit Committee in December 2012 following his appointment as Non-Executive Chairman of the Board of Directors. The Audit Committee met nine times during fiscal 2012.
Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by NASDAQ and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Kane qualifies as an “audit committee financial expert” under the rules of the SEC.
The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.
The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance. The Audit Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent registered public accounting firm’s examinations, our critical accounting policies and the overall quality of our financial reporting, and the Audit Committee reports on these matters to our Board of Directors. The Audit Committee meets with the independent registered public accounting firm with and without our management present.

For fiscal 2012, among other functions, the Audit Committee:

•	appointed the independent registered public accounting firm;

•	reviewed with our independent registered public accounting firm the scope of the audit for the year and the results of the audit when completed;

•	reviewed the independent registered public accounting firm’s fees for services performed;

•
reviewed with management and the independent registered public accounting firm the annual audited financial statements and the quarterly financial statements, prior to the filing of reports containing those financial statements with the SEC;

•	reviewed with management our major financial risks and the steps management has taken to monitor and control those risks; and

•	reviewed with management various matters related to our internal controls.
Compensation Committee
The Compensation Committee of our Board of Directors during fiscal 2012 consisted of Messrs. Egan, Krall, Pead (until October 2012) and Kane (from October 2012), with Mr. Krall serving as Chairman. In connection with his appointment as Executive Chairman, Mr. Pead resigned from the Compensation Committee in October 2012 and was replaced by Mr. Kane. The Compensation Committee met ten times during fiscal 2012. Our Board of Directors has determined that each member of the Compensation Committee meets the independence requirements promulgated by NASDAQ.
Please see the sections entitled “Compensation Discussion and Analysis” and “Compensation Committee Report” for a description of the responsibilities and functions of the Compensation Committee.
The Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of our Board of Directors during fiscal 2012 consisted of Messrs. Gupta, Krall (from October 2012), Mark and Pead (until October 2012), with Mr. Gupta serving as Chairman. In connection with his appointment as Executive Chairman, Mr. Pead resigned from the Nominating and Corporate Governance Committee in October 2012 and was replaced by Mr. Krall. The Nominating and Corporate Governance Committee met three times during fiscal 2012. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by NASDAQ.
The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.
In accordance with its charter, the Nominating and Corporate Governance Committee:

•	is responsible for identifying qualified candidates for election to our Board of Directors and recommending nominees for election as directors at the annual meeting;

•	assists in determining the composition of our Board of Directors and its committees;

•	assists in developing and monitoring a process to assess the effectiveness of our Board of Directors;

•	assists in developing and reviewing succession plans for our senior management, including the Chief Executive Officer; and

•	assists in developing and implementing our Corporate Governance Guidelines.
Director Nomination Process
Our Board of Directors has delegated the search for, and recommendation of, director nominees to the Nominating and Corporate Governance Committee. When considering a potential candidate for membership on our Board of Directors, the Nominating and Corporate Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board of Directors and its committees. At a minimum, each nominee is expected to have the highest personal and professional integrity and demonstrated exceptional ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition, the Nominating and Corporate Governance Committee has established the following minimum requirements:

•	at least five years of business experience;

•	no identified conflicts of interest as a prospective director of our company;

•	no convictions in a criminal proceeding (aside from traffic violations) during the five years prior to the date of selection; and

•	willingness to comply with our Code of Conduct and Finance Code of Professional Ethics.
The Board of Directors retains the right to modify these minimum qualifications from time to time, and exceptional candidates who do not meet all of these criteria may still be considered.
In addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Nominating and Corporate Governance Committee may consider the following factors when recommending that our Board of Directors select persons for nomination:

•	Whether the nominee has direct experience in the software industry or in the markets in which we operate.

•	Whether the nominee, if elected, assists in achieving a mix of members on our Board of Directors that represents a diversity of background, experience, skills, ages, race and gender.
The Nominating and Corporate Governance Committee may also consider other criteria that it deems appropriate from time to time for the overall composition and structure of our Board of Directors. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no criterion is necessarily applicable to all prospective nominees. Neither the Nominating and Corporate Governance Committee nor our Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees, although, as described above, both may consider diversity when identifying and evaluating proposed director candidates.
In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews each incumbent director’s overall past service to us, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet applicable independence standards. In the case of a new director candidate, the Nominating and Corporate Governance Committee determines whether the candidate meets the applicable independence standards, and the level of the candidate’s financial expertise. The candidate will also be interviewed by the Nominating and Corporate Governance Committee.
Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with the other directors and management, through the use of search firms or other advisors, through recommendations submitted by shareholders or through other methods that the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once a candidate has been identified, the Nominating and Corporate Governance Committee confirms that the candidate meets all of the minimum qualifications for a director nominee established by the Committee. The Nominating and Corporate Governance Committee then meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. The same procedures apply to all candidates for director nomination, including candidates submitted by shareholders.
Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for our Board of Directors’ approval as director nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to our Board of Directors for appointment to its committees.
The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by shareholders of our company. Recommendations sent by shareholders must provide the following information:

•	the name and address of record of the shareholder;

•
a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•
the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described above;

•	a description of all arrangements or understandings between the shareholder and the proposed director candidate; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed under SEC rules.
The submission must be accompanied by a written consent of the individual to be named in our proxy statement as standing for election if nominated by our Board of Directors and to serve if elected by the shareholders. Shareholder recommendations of candidates for election as directors at an annual meeting of shareholders must be given at least 120 days prior to the date on which our proxy statement was released to shareholders in connection with our previous year’s annual meeting.

Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending a written communication to the Committee at our offices located at 14 Oak Park, Bedford, Massachusetts 01730, c/o Corporate Secretary.
CORPORATE GOVERNANCE
Independence of Members of our Board of Directors
Our Board of Directors has determined that all of our current directors except Mr. Bycoff (who was our Executive Chairman until April 2011) and Mr. Pead (our current President and Chief Executive Officer) are independent within the meaning of the director independence standards of NASDAQ and the applicable rules of the SEC. In making this determination, our Board solicited information from each of the directors regarding whether that director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving our company, was involved in a debt relationship with our company or received personal benefits outside the scope of the director’s normal compensation. Our Board of Directors considered the responses of the directors, and independently considered the commercial agreements, acquisitions and other material transactions entered into by us during fiscal 2012, and determined that none of our non-employee directors had a material interest in those transactions.
Board Leadership Structure
Our Corporate Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer, as our Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. In recent years, we have had, alternately, an independent Chairman and a non-independent Executive Chairman with a Lead Independent Director. Currently, the Chairman is an independent non-executive role. Our policy is to have a Lead Independent Director if the Chairman is not independent.
Our Board leadership structure is currently comprised of a non-executive Chairman (Mr. Egan). We believe the current Board leadership structure serves us and our shareholders well by having a strong non-executive Chairman to provide independent leadership of the Board. This leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management. Board members have complete access to and are encouraged to utilize members of our senior management regularly, and they have the authority to retain independent advisors as they deem necessary. The Board believes this leadership structure affords our company an effective combination of internal and external experience, continuity and independence.
Executive Sessions of Independent Directors
Our independent directors meet in executive session without the Chief Executive Officer at every regularly scheduled Board meeting to discuss, among other matters, the performance of the Chief Executive Officer. Executive sessions do not include the employee directors of our company, and the Chairman is responsible for chairing the executive sessions.
Board of Directors’ Role in Risk Oversight
Our Board of Directors believes that its oversight responsibility with respect to the various risks confronting our company is one of its most important areas of responsibility and provides further checks and balances on our leadership structure. Our Board of Directors views its oversight of risk as an ongoing process that occurs throughout the year in the course of evaluating the strategic direction and actions of our company. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also determining what level of risk is appropriate for the company. We believe that having an independent Chairman enhances our board’s ability to oversee our risks.
In carrying out this critical function, our Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management directly by our Board and through its committees. Each committee’s specific area of responsibility is as follows:

•
The Audit Committee is primarily responsible for overseeing risk management as it relates to our financial condition, financial statements, financial reporting process, internal controls and accounting matters. The Audit Committee also assists our Board of Directors in fulfilling its oversight responsibilities with respect to conflict of interest issues that may arise.

•	The Compensation Committee is responsible for overseeing our overall compensation practices, policies and programs and assessing the risks arising from those policies and programs.

•
The Nominating and Corporate Governance Committee considers risks related to corporate governance, including evaluating and considering evolving corporate governance best practices and director and management succession planning.

Our Board of Directors receives reports from members of senior management on the functional areas for which they are responsible. These reports may include operational, financial, sales, competitive, legal and regulatory, strategic and other risks, as well as any related management and mitigation.
Relationships Among Directors, Executive Officers and Director Nominees
There are no family relationships between any director, executive officer or director nominee.
Policy Governing Shareholder Communications with our Board of Directors
Our Board of Directors welcomes communications from shareholders. Any shareholder may communicate either with our Board of Directors as a whole, or with any individual director, by sending a written communication addressed to the Board of Directors or to such director at our offices located at 14 Oak Park, Bedford, Massachusetts 01730, or by submitting an email communication to board@progress.com. All communications sent to our Board of Directors will be forwarded to the Board of Directors, as a whole, or to the individual director to whom such communication was addressed.
Policy Governing Director Attendance at Annual Meetings of Shareholders
We do not require members of our Board of Directors to attend the annual meeting of shareholders.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.
Codes of Conduct
Our Board of Directors has adopted a Finance Code of Professional Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other employees of our finance organization and a Code of Conduct that applies to all of our officers, directors and employees. Copies of the Code of Conduct and the Finance Code of Professional Ethics can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.
Stock Option Grant Policy
Our Board of Directors has adopted a Stock Option Grant Policy providing for grants of stock options to be made on fixed grant dates during the year. A copy of the Stock Option Grant Policy can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.

DIRECTOR COMPENSATION

We pay our directors a mix of cash and equity compensation. Employee directors receive no compensation for their service as directors.
For fiscal 2012, our non-employee directors were paid an annual retainer of $275,000. This annual retainer was paid $75,000 in cash and $200,000 in equity (with the equity paid in the form of fully vested shares of common stock or fully vested stock options, at the election of the individual director). The non-executive Chairman of the Board was paid an additional cash retainer of $37,500. The number of option shares was determined by dividing the compensation amount by the grant date Black-Scholes value. The number of shares of common stock was determined by dividing the compensation amount by the grant date closing price of our common stock as reported by NASDAQ.
With respect to service on the committees of our Board of Directors, the following fees were paid:

•	Audit Committee - $25,000 for the Chairman and $20,000 for the other members;

•	Compensation Committee - $20,000 for the Chairman and $15,000 for the other members;

•	Nominating and Corporate Governance Committee - $12,500 for the Chairman and $10,000 for the other members; and

•	Special committees (while in use) - $25,000 for the Chairman and $20,000 for the other members.
The fees paid for service on the committees of our Board of Directors were paid in cash.
The fiscal 2012 director compensation was paid to our non-employee directors in one installment on May 28, 2012.
In April 2010, our Board of Directors adopted revised stock retention guidelines for non-employee directors. These guidelines provide for all non-employee directors to hold at least 7,500 shares of our common stock and/or deferred stock units. Directors have five years to attain this ownership threshold.

Each newly elected director receives an initial director appointment grant of $300,000 of option equivalent shares at the first April or October grant date following his or her election to our Board of Directors. This initial grant may be received in the form of options, deferred stock units or a combination of the two. The split between options and deferred stock units is determined by each director individually by written election made prior to the newly elected director’s appointment to our Board of Directors. The election will be expressed as a percentage of the initial director appointment grant (e.g., 50% in options and 50% in deferred stock units) and may consist of all options, all deferred stock units or any combination thereof. Options and deferred stock units vest over a 48-month period, beginning on the first day of the month following the month the director joins our Board of Directors, with full acceleration of vesting upon a change in control.

Director Compensation Table – Fiscal 2012

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in fiscal 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Option Awards (3)(4) ($)	Total ($)
Barry N. Bycoff	$75,000	$199,998	$—	$274,998
John R. Egan	110,000	100,009	99,971	309,980
Ram Gupta	87,500	199,998	—	287,498
Charles F. Kane	100,000	199,998	—	299,998
David A. Krall	95,000	199,998	—	294,998
Michael L. Mark	142,500	—	199,947	342,447
Philip M. Pead (5)	100,000	199,998	—	299,998
______________

(1)	Represents RSUs issued to the named directors electing to receive RSUs in the following amounts:

Name	Total RSUs Granted in FY2012
Mr. Bycoff	10,035
Mr. Egan	5,018
Mr. Gupta	10,035
Mr. Kane	10,035
Mr. Krall	10,035
Mr. Mark	—
Mr. Pead	10,035

The RSUs to the named directors in the table above vested on December 1, 2012.

(2)
Represents the grant date fair value of RSUs granted on May 28, 2012. The grant date fair value is equal to the number of restricted stock units granted multiplied by the closing price on the date of grant. Because the NASDAQ Global Select Market was closed for trading on May 28, 2012, we utilized the closing price on May 29, 2012 of $19.93 for purposes of determining the grant date fair value of the RSUs issued on that date.

(3)
Mr. Mark elected to receive the equity compensation portion of his annual retainer in the form of stock options. As a result, Mr. Mark was granted an option to purchase 36,969 shares of our common stock with an exercise price of $19.93 on May 28, 2012, which became fully exercisable on December 1, 2012. The aggregate grant date fair value of these options was approximately $200,000.

Mr. Egan elected to receive 50% of the equity compensation portion of his annual retainer in the form of stock options. As a result, Mr. Egan was granted an option to purchase 18,484 shares of our common stock with an exercise price of $19.93 on May 28, 2012, which became fully exercisable on December 1, 2012. The aggregate grant date fair value of these options was approximately $100,000. Mr. Egan also elected to receive 50% of the equity compensation portion of his annual retainer in the form of RSUs. As a result, Mr. Egan was granted 5,018 RSUs, which vested on December 1, 2012. The grant date fair value of these RSUs was approximately $100,000.

Each non-employee director had the following unexercised stock options outstanding at April 10, 2013:

Name	Unexercised Stock Options Outstanding at April 10, 2013
Mr. Bycoff	72,378
Mr. Egan	50,130
Mr. Gupta	8,125
Mr. Kane	56,705
Mr. Krall	51,503
Mr. Mark	235,738

(4)
Represents grant date fair value of options granted on May 28, 2012. The grant date fair value of our options is equal to the number of shares subject to the option by the fair value of our options on the date of grant determined by using the Black-Scholes option valuation model. The Black-Scholes value of our options on May 28, 2012 was $5.41. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 12 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2012.

(5)
In October 2012, Mr. Pead became Executive Chairman and in November 2012, Mr. Pead added the title of Interim Chief Executive Officer. Prior to the date he became Interim Chief Executive Officer, Mr. Pead received a base salary in the amount of $10,000 per month in cash. From and after the date he became Interim Chief Executive Officer, Mr. Pead's base salary was increased to $25,000 per month. In addition, Mr. Pead was issued 1,480 RSUs in January, 2013, having a value equal to $35,000. None of the compensation paid to Mr. Pead in connection with his service as Executive Chairman or Interim Chief Executive Officer is reflected in the Director Compensation Table above.

PROPOSAL 2: AMENDMENT AND RESTATEMENT OF THE PROGRESS SOFTWARE CORPORATION
2008 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

The 2008 Stock Option and Incentive Plan, was adopted by our shareholders at the annual meeting of shareholders held on April 23, 2008 and amended by our shareholders at the annual meeting of shareholders held on April 27, 2010 (the “2008 Plan”). Upon adoption, the 2008 Plan replaced our 1997 Stock Incentive Plan, our 1992 Incentive and Nonqualified Stock Option Plan and our 1994 Stock Incentive Plan (which we refer to together in this proxy statement as, the “Old Stock Plans”). We have not granted any further awards under the Old Stock Plans since the 2008 Plan became effective and we will not grant any further awards under the Old Stock Plans in the future.
On May 6, 2013, our board of directors unanimously approved the amendment and restatement of the 2008 Plan to make the following material changes, subject to shareholder approval being received at the 2013 Annual Meeting:

•	increase the number of shares of our common stock authorized for issuance under the 2008 Plan by 7,500,000 shares;

•
provide that any shares of our common stock tendered or held back upon settlement of a full value award (an award other than a stock option or stock appreciation right) granted under the 2008 Plan to cover the purchase price or satisfy tax withholding obligations in connection with the award will be available for future issuance under the 2008 Plan; and

•
specifically prohibit the cancellation of any outstanding stock option or stock appreciation right that has an exercise price greater than the then current fair market value of our common stock in exchange for cash or other awards under the 2008 Plan without prior shareholder approval.

Approval of the amended and restated 2008 Plan by our shareholders will also constitute approval of terms and conditions set forth in the plan that will permit us to grant performance-based stock and cash awards under the 2008 Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m) denies a deduction to any publicly held corporation for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For compensation awarded under a plan to qualify as “performance-based compensation” under Section 162(m), among other things, the following terms must be approved by the shareholders before the compensation is paid: (i) a description of the employees eligible to receive such awards; (ii) a per-person limit on the number of shares subject to performance-based stock awards, and the amount of cash subject to performance-based cash awards, that may be payable to any employee under the plan in any year; and (iii) a description of the business criteria upon which the performance goals for performance-based awards may be payable. Accordingly, our shareholders are requested to approve the amended and restated 2008 Plan, which includes terms regarding eligibility for awards, annual per-person limits on awards and the business criteria for performance-based awards granted under the 2008 Plan (as described in the summary below).
We believe it is in our and our shareholders' best interests to preserve the ability to grant “performance-based compensation” under Section 162(m). However, in certain circumstances, we may determine to grant compensation to covered employees that will not qualify as “performance-based compensation” for purposes of Section 162(m). Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m), we cannot guarantee that such compensation ultimately will be deductible by us.
Why You Should Vote for the Amendment and Restatement of the 2008 Plan
Equity Awards Are an Important Part of Our Compensation Philosophy. Our board of directors believes that equity awards, including restricted stock units, performance share units and stock options, can play an important role in our success because they encourage and enable our officers, directors and employees, upon whose judgment, initiative and efforts we largely depend for the successful conduct of our business, to acquire a proprietary interest in our company. Our board of directors believes that the availability of an adequate reserve of shares for issuance under the 2008 Plan is essential to enable us to maintain our competitive position with respect to recruiting and retaining highly skilled personnel.
We Manage Our Stock Plan Usage Carefully. As of April 10, 2013, the maximum number of shares of common stock that could be issued under the 2008 Plan was 14,700,000 shares. As of April 10, 2013, taking into account all stock options, restricted stock units, deferred stock units and unrestricted shares issued or reserved for issuance under the 2008 Plan, and adding back all cancellations under the 2008 Plan and the Old Stock Plans, there remained 2,113,548 shares available for issuance under the 2008 Plan.
In addition to the 2008 Plan, we have adopted two stock plans for which the approval of shareholders was not required: the 2002 Nonqualified Stock Plan and the 2004 Inducement Stock Plan. These plans require that options have a minimum exercise price of 100% of the fair market value of the shares on the date of grant, a maximum term of seven years and provide that all forms of non-option equity issued under the plan are the equivalent of 2.25 options. These plans have the same share counting provisions that exist in the 2008 Plan. These plans do not permit shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding to be added back to the authorized shares that may be issued under the plans.
A total of 9,750,000 shares are issuable under the 2002 Nonqualified Stock Plan, of which 660,182 shares were available for grant at April 10, 2013. We may not utilize the 2002 Nonqualified Stock Plan to grant equity awards to officers or directors and the 2002 Nonqualified Stock Plan does not permit the award of restricted stock units or incentive stock options.
 The 2004 Inducement Stock Plan is reserved for persons to whom we may issue securities as an inducement to become employed by us pursuant to the rules and regulations of the NASDAQ Stock Market. A total of 1,500,000 shares are issuable under the 2004 Inducement Stock Plan, of which 581,034 shares were available for grant at April 10, 2013.
The following table provides certain additional information regarding our equity incentive program:

As of April 10, 2013
Total Shares Subject to Outstanding Stock Options	3,395,031
Total Shares Subject to Outstanding Full Value Awards	1,980,450
Weighted-Average Exercise Price of Outstanding Stock Options	$20.15
Weighted-Average Remaining Term of Outstanding Stock Options	2.9 years
Total Shares Available for Grant under the 2008 Plan, the 2002 Nonqualified Stock Plan and the 2004 Inducement Stock Plan (excluding the 7,500,000 for which we are seeking approval in this Proposal 2)	3,354,764
Total Common Stock Outstanding	55,136,725
Closing Price of Common Stock as Reported on NASDAQ Global Select Market	$22.21
Although we manage our usage of the 2008 Plan carefully, in one instance we inadvertently exceeded the limit in the 2008 Plan designed to allow us to grant stock options that may qualify as “performance-based compensation” under Section 162(m) so that such compensation is not subject to the $1 million tax deduction limitation on compensation paid per “covered employee” under Section 162(m). In December 2011, we granted a stock option to purchase 900,000 shares of our common stock to Jay H. Bhatt as a new hire equity award in connection with the commencement of his employment as our new Chief Executive Officer. This equity award exceeded the limit under the 2008 Plan which provides that stock options or stock appreciation rights with respect to no more than 750,000 shares of common stock may be granted to any one individual grantee during any one calendar year period under the 2008 Plan. In October 2012, Mr. Bhatt unexpectedly announced that he was voluntarily terminating his employment with our company and he resigned as Chief Executive Officer in November 2012. As of the date of his employment termination, 206,250 stock options had vested, which were exercised by Mr. Bhatt in January 2013. None of the option shares in excess of the limit ever vested or were exercised because the remaining 693,750 unvested stock options were cancelled upon termination of Mr. Bhatt's employment. Additionally, Mr. Bhatt is not a “covered employee” under Section 162(m) for fiscal 2012 or 2013 because his employment terminated before the end of fiscal 2012 and, accordingly, the compensation related to the stock option granted to Mr. Bhatt is not subject to the $1 million tax deduction limitation on compensation under Section 162(m) that is described above.
The Size of Our Share Reserve Request Is Reasonable. If our request to approve the amendment and restatement of the 2008 Plan is approved, we will have approximately 10.9 million shares available for grant after our annual meeting, of which, approximately 9.6 million shares will be available for grant under the 2008 Plan. Because substantially all of our equity awards come from the 2008 Plan and there are limitations as to the types of awards and eligible recipients of awards we can make under our other stock plans, we anticipate that the approximately 9.6 million shares available for issuance under the 2008 Plan will be sufficient to provide an approximately three-year pool of shares after the end of fiscal 2013 and are necessary to provide a predictable amount of equity for attracting, retaining, and motivating employees. Accordingly, we anticipate that we will return to our shareholders with a request to amend the 2008 Plan to further increase the number of shares available for issuance in 2016.
In fiscal 2013, we anticipate granting awards covering an aggregate of approximately 3.1 million shares. Our year to date stock plan usage is shown in the table below. The fiscal 2013 awards include new-hire equity awards to our current Chief Executive Officer and Chief Financial Officer that were larger than typical annual grants as incentives to accept offers of employment and as incentives for future performance. Consistent with the annual equity awards to other officers, 40% of these new-hire equity awards were comprised of performance share units. In addition to the grants made to date, we expect to grant approximately 200,000 full value shares to various new hires during the remainder of fiscal 2013. We anticipate that our executive management transition has been substantially completed and, as a result, we expect aggregate equity awards to decrease in fiscal years subsequent to 2013.

The numbers in the following table reflect the multiplier of 2.25 applied to RSUs and PSUs granted under our 2008 Plan as described below after “Shares Available for Awards”.

2008 Plan	Fiscal 2013 through April 10, 2013
Option Grants
New Hire	--
Annual Grants	--
Board of Directors	41,051
Subtotal Option Grants	41,051
RSU Grants
New Hire	987,187
Annual Grants	873,261
Board of Directors	99,608
Subtotal RSU Grants	1,960,056
PSU Grants
New Hire	607,500
Annual Grants	312,300
Board of Directors	--
Subtotal PSU Grants	919,800
Total	2,920,907

Dilution Is Reasonable. The following table sets forth the number of shares authorized for future issuance along with the equity dilution represented by the shares available for future awards as a percentage of the 55,136,725 shares of our common stock outstanding on April 10, 2013:

	Total Shares Available	Equity Dilution: Percent of Basic Common Shares Outstanding
Shares available for future awards under the 2008 Plan	2,113,548	3.83%
Shares available for future awards under the 2002 Nonqualified Stock Plan	660,182	1.20%
Shares available for future awards under the 2004 Inducement Plan	581,034	1.05%
Requested additional shares for future awards under the 2008 Plan	7,500,000	13.60%
Total shares available for future awards after approval of the amendment and restatement of the 2008 Plan	10,854,764	19.68%
The following table provides information regarding our overhang, or the percentage of outstanding shares represented by all outstanding equity awards and shares available for future awards under all plans as of April 10, 2013:

Basic diluted overhang (1)	29.44%
Fully diluted overhang (2)	22.74%

(1)
Basic diluted overhang is calculated as (i) all shares issuable upon exercise of outstanding stock options and vesting of outstanding full value shares plus shares available for future awards, divided by (ii) basic common shares outstanding.

(2)
Fully-diluted overhang is calculated as (i) all shares issuable upon exercise of outstanding stock options and vesting of outstanding full value shares plus shares available for future awards, divided by (ii) basic common shares outstanding plus the shares in the numerator.

Because approval of the amended and restated 2008 Plan will result in an increase in total dilution and this dilution may exceed the standard approval guidelines used by some shareholders, we ask that our shareholders consider the following:

•
During fiscal 2012, the Compensation Committee increased the proportion of annual equity awards that consist of performance share units to 35% and, in part to manage the dilutive effect of our compensation program, eliminated the practice of granting stock options as part of our annual equity awards. We generally award fewer shares subject to full value awards than we would stock options in order to achieve the desired grant value of the equity award, since the grant date value of one share of stock subject to a full value award, using customary valuation principles, is greater than the value of one share of stock subject to a stock option.

•	The Compensation Committee further increased the proportion of performance share units to 40% for fiscal 2013 and introduced performance share units as part of new-hire equity awards to officers.

•	The 2008 Plan is a broad-based plan that we use to make grants to our officers, directors and employees.

•
During fiscal 2012 and early fiscal 2013, we had a significant management transition, including the recruitment of a new Chief Executive Officer, two new Chief Financial Officers and Head of Global Field Operations. These new executives, as well as other key employees, were granted new-hire equity awards that were larger than typical annual grants as incentives to accept our offers of employment and as incentives for future performance. In connection with our management transition and the resignation of our former chief executive officer and departure of two other prior named executive officers, a significant number of shares subject to outstanding equity awards were forfeited during fiscal 2012.

•
As a component of our new strategic plan announced in April 2012, we have executed on an aggressive share buyback program, resulting in the repurchase of approximately 11 million shares of our common stock as of April 10, 2013.

Burn Rate Is Reasonable. The following table provides detailed information regarding the activity related to our stock plans for fiscal year 2012. As seen in the following table, more shares were cancelled than granted in fiscal 2012 due in large part to our significant management transition and the awards held by resigning executives that did not vest based on the service conditions and were therefore cancelled.

Fiscal Year 2012
Stock Options Granted	1,025,953
Full Value Awards Granted	1,120,593
Stock Options Cancelled	2,076,982
Full Value Awards Cancelled	297,199
Weighted-Average Common Stock Outstanding	62,881,000
The following table shows our responsible burn rate history. We believe that our net burn rate is particularly important to consider in light of our leadership transition in fiscal 2012. Our net burn rate in fiscal 2012 was negative and our historical three-year average net burn rate is 1.3%.

	Fiscal 2012 (3)	Fiscal 2011	Fiscal 2010
Gross Burn Rate (1)	3.4%	2.9%	5.0%
Net Burn Rate (2)	(0.4)%	1.7%	2.5%

(1)
Gross Burn Rate is defined as (shares subject to all equity incentive awards granted)/weighted average common shares outstanding. Time-based vesting awards are presented in the year the awards are deemed earned.

(2)
Net Burn Rate is defined as (shares subject to all equity incentive awards granted less shares subject to options and other equity incentives that expired, terminated or were forfeited)/weighted average common shares outstanding. Time-based vesting awards are presented in the year granted and performance-based awards are presented in the year the awards are deemed earned.

(3)
In fiscal 2012, our gross burn rate was greater than in prior years in connection with our management transition and the recruitment of our new Chief Executive Officer and three other new named executive officers. Also, in connection with our leadership transition and the resignation of former chief executive officer and departure of two other prior named executive officers, a significant number of shares subject to outstanding equity awards were forfeited during fiscal 2012.

Required Vote and Board Recommendation
If a quorum is present at the 2013 Annual Meeting, a majority of the votes properly cast at the meeting will be required to approve the proposed amendment and restatement of the 2008 Plan.

Our Board of Directors recommends that you vote FOR the approval of the amendment and restatement of the 2008 Plan to, among other things, increase the number of shares of common stock authorized for issuance under the 2008 Plan by 7,500,000 shares.

Summary of the Provisions of the 2008 Plan

 The following summary of the 2008 Plan, as proposed to be amended and restated, is qualified in its entirety by the specific language of the 2008 Plan, as proposed to be amended and restated, a copy of which is attached as Annex A to this proxy statement.
 The 2008 Plan is administered by the Compensation Committee (the “Administrator”), which consists of at least two “Outside Directors.” An “Outside Director” means any director who (1) is not an employee of our company or of any “affiliated group,” as such term is defined in Section 1504(a) of the Code, which includes the company (we refer to such a person as an “Affiliate”), (2) is not a former employee of our company or any Affiliate who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan) during the company’s or any Affiliate’s taxable year, (3) has not been an officer of our company or any Affiliate, and (4) does not receive remuneration from our company or any Affiliate, either directly or indirectly, in any capacity other than as a director.
The 2008 Plan permits the granting to officers, directors, employees and others who provide services to our company, at the discretion of the Administrator, of a variety of stock incentive awards based on our common stock. Awards under the 2008 Plan include stock options (both incentive and non-qualified), stock appreciation rights, restricted stock awards, unrestricted stock awards, performance share awards, deferred stock awards, cash-based awards and dividend equivalent rights. The Administrator selects the persons to whom awards are granted and the number, type and terms of the award granted. As of April 10, 2013, we had five non-employee directors and approximately 1,100 employees eligible to receive awards under the 2008 Plan.
 Shares Available for Awards. Subject to adjustment for certain changes in our capitalization, the maximum number of shares of common stock available for issuance under the 2008 Plan is equal to the sum of (i) 22,200,000, plus (ii) the number of shares of common stock that were available for grant on the effective date of the 2008 Plan under the Old Stock Plans, plus (iii) the number of shares of common stock underlying any grants pursuant to the Old Stock Plans that are forfeited, cancelled, repurchased or are terminated (other than by exercise) from and after the effective date of the 2008 Plan, plus (iv) the number of shares of common stock underlying any grants pursuant to the 2008 Plan that are forfeited, cancelled, repurchased or are terminated (other than by exercise).
Shares tendered or held back upon exercise of a stock option or stock appreciation right to cover the exercise price or tax withholding will not be available for future issuance under the 2008 Plan. Shares tendered or held back upon settlement of any full value award to cover the purchase price or tax withholding will be available for future issuance under the 2008 Plan. Shares repurchased by the company on the open market with the proceeds of a stock option or stock appreciation right exercise price will no longer be available for issuance under the 2008 Plan. Upon exercise of stock appreciation rights, the gross number of shares exercised will be deducted from the total number of shares remaining available for issuance under the 2008 Plan.
 The grant of any full value award reduces the number of shares of common stock available for issuance under the 2008 Plan by 2.25 shares of common stock for each such share subject to the award. To the extent there is a share of common stock issuable pursuant to a full value award under the 2008 Plan and such share becomes available again for issuance under the 2008 Plan pursuant to the preceding paragraph, then the number of shares of common stock available for issuance under the 2008 Plan will increase by 2.25 shares. The grant of an option or a stock appreciation right reduces the number of shares of common stock available for issuance by one share of common stock for each share subject to the award.
Subject to adjustment for certain changes in our capitalization, the maximum number of shares of stock that may be issued in the form of incentive stock options under the 2008 Plan may not exceed 14,700,000.
Stock Options. The 2008 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options, or Incentive Options, under Section 422 of the Code, and (2) options that do not so qualify, or Non-Qualified Options. The option exercise price of each option is determined by the Administrator but may not be less than 100% of the fair market value of the shares on the date of grant. The option exercise price of each option cannot be reduced without shareholder approval.
The term of each option is fixed by the Administrator and may not exceed seven years from date of grant. The Administrator determines at what time or times each option may be exercised and, subject to the provisions of the 2008 Plan, the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator.
The exercise price of options granted under the 2008 Plan may be paid in cash or bank check or other instrument acceptable to the Administrator, or, with the consent of the Administrator, in shares of common stock. The exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as Incentive Options, options must meet additional requirements, including a $100,000 per year limitation on the value of shares subject to Incentive Options which first become exercisable in any one year, and a maximum five-year term and exercise price of at least 110% of fair market value in the case of greater-than-10% shareholders.
Stock Appreciation Rights. The Administrator may also grant stock appreciation rights which entitle the holder to receive, upon exercise, common stock having a fair market value equal to the amount by which the fair market value of our common stock on the date of exercise exceeds the exercise price of the stock appreciation right, multiplied by the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be granted in conjunction with an option, in which event, upon exercise of one of the awards, the number of shares with respect to which the other award may be exercised is correspondingly reduced. The exercise price of a stock appreciation right is determined by the Administrator, but is not to be less than 100% of the fair market value of our common stock on the date of grant. The term of each stock appreciation right is fixed by the Administrator and may not exceed seven years.
Section 162(m) Limit for Stock Options and Stock Appreciation Rights. Subject to adjustment for certain changes in our capitalization, stock options or stock appreciation rights with respect to no more than 750,000 shares of common stock may be granted to any one individual grantee during any one calendar year period under the 2008 Plan. This limit is designed to allow us to grant stock options and stock appreciation rights that may qualify as “performance-based compensation” under Section 162(m), so that such compensation is not subject to the $1 million tax deduction limitation on compensation paid per “covered employee” under Section 162(m).
Restricted Stock Awards. The Administrator may also award shares of common stock subject to such conditions and restrictions as the Administrator may determine (we refer to such shares as “Restricted Stock”). These conditions and restrictions may include provisions for vesting conditioned upon the achievement of certain performance objectives and/or continued employment with us through a specified vesting period. In the event awards of Restricted Stock granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event awards of Restricted Stock granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. The purchase price, if any, of shares of Restricted Stock is determined by the Administrator.
If a participant who holds unvested shares of Restricted Stock terminates employment for any reason (including death), the unvested shares will be automatically forfeited in exchange for the amount, if any, which the participant paid for them. Prior to the fulfillment of the applicable conditions, the participant will have all rights of a shareholder with respect to the shares of Restricted Stock, including voting and dividend rights, subject only to the conditions and restrictions set forth in the 2008 Plan and in the participant’s Restricted Stock award.
Unrestricted Stock Awards. The Administrator may also grant shares of common stock (at no cost or for a purchase price determined by the Administrator which shall not be less than fair market value) which are free from any restrictions under the 2008 Plan (we refer to such shares as “Unrestricted Stock”). Unrestricted Stock may be issued to employees in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to employees pursuant to our other bonus plans. Participants may elect to receive all or a portion of their compensation in shares of Unrestricted Stock by entering into an irrevocable agreement with us no later than the date specified by the Administrator.
Performance Share Awards. The Administrator may also grant performance share awards entitling the recipient to receive shares of common stock upon the achievement of individual or company performance goals and such other conditions as the Administrator determines.
Deferred Stock Awards. The Administrator may award phantom stock units as deferred stock awards to participants. Deferred stock awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance objectives and/or continued employment with us through a specified vesting period. However, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. In the Administrator’s sole discretion and subject to the participant’s compliance with the procedures established by the Administrator and requirements of Section 409A of the Internal Revenue Code, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a fully vested deferred stock award. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.
Cash-based Awards. The Administrator may also grant cash-based awards upon such terms and conditions as determined by the Administrator, including the achievement of individual or company performance goals. Payment of cash-based awards may be settled in cash or shares of our common stock as determined by the Administrator.
Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights which entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of common stock. Dividend equivalent rights may be granted to a participant as a component of deferred stock awards, restricted stock awards or performance share awards or as a freestanding award. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award. A Dividend Equivalent Right granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award must provide that such Dividend Equivalent Right shall be subject to all of the same terms and conditions and settled upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
Performance-Based Awards. The 2008 Plan provides for the grant of performance-based stock and cash awards that may qualify as “performance-based compensation” that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered employee under Section 162(m).
Any employee or other key person providing services to the company may be granted a performance-based award in the form of a restricted stock award, deferred stock award, performance share award or cash-based award payable upon the attainment of performance goals that are established by the Administrator and relate to one or more of the following performance criteria (which may be applicable to the company or a unit, division, group, or subsidiary of the company), in each case on a specified date or over any period determined by the Administrator: revenue, non-GAAP operating income, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the common stock, economic value-added, sales or revenue, acquisitions or strategic transactions, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, total shareholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, working capital, earnings (loss) per share of common stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Administrator will define in an objective fashion the manner of calculating the performance criteria it selects to use for any performance period. The Administrator may adjust or modify the calculation of performance goals for a performance period in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the company, or the financial statements of the company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; provided, however, that the Administrator may not exercise such discretion in a manner that would increase the performance-based award granted to a covered employee under Section 162(m).
Subject to adjustment for certain changes in our capitalization, the maximum performance-based award payable to any one employee under the 2008 Plan during any one calendar year period is 300,000 shares of common stock or $2,000,000 in the case of a performance-based award that is a cash-based award.
Amendments and Terminations. Our Board of Directors may at any time amend or discontinue the 2008 Plan and the Administrator may at any time amend or cancel outstanding awards (or provide substitute awards at the same exercise or purchase price and covering the same number of shares) for the purpose of satisfying changes in the law or for any other lawful purpose. Among other things, the Administrator has the authority to accelerate the exercisability or vesting of an award (except Restricted Stock Awards or Deferred Stock Awards other than in the context of a Sale Event) or extend the period for exercise of an award. However, no action may be taken which adversely affects any rights under outstanding awards without the holder's consent. Unless approved by our shareholders, in no event may the Administrator exercise its discretion to (i) reduce the exercise price of outstanding stock options or stock appreciation rights or (ii) cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the then current fair market value of our common stock in exchange for cash or other awards under the 2008 Plan. In addition, no amendment, unless approved by our shareholders, shall be effective if it would cause a material increase in the number of shares authorized under the 2008 Plan, a material increase in the benefits accruing to participants under the 2008 Plan, or a change in the eligible class of recipients under the 2008 Plan.
Sale Event Provisions. The 2008 Plan provides that in the event of a “Sale Event” (as defined in the 2008 Plan) of our company, if options and certain other awards are not assumed or otherwise continued in the transaction, the Administrator will accelerate the exercisability and vesting of all outstanding awards. In that instance, the Administrator may provide a cash payment to holders of options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the option or stock appreciation rights. Alternatively, the Administrator may also cancel outstanding options and other awards effective upon the Sale Event, provided that holders have a period of time prior to such date in which to exercise such options and awards. In addition, the Administrator may accelerate the vesting of any awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.
New Plan Benefits. The benefits or amounts that will be received by or allocated to our executive officers, non-executive directors and employees under the 2008 Plan are not determinable because the 2008 Plan does not provide for set benefits or amounts, or objective criteria for determining the compensation thereunder with regard to any participants, and we have not approved any awards that are conditioned on shareholder approval of this proposal.

2008 Plan Benefits. The following table sets forth, for each of the individuals and various groups indicated, the number of shares of our common stock subject to awards granted under the 2008 Plan as of April 10, 2013.

2008 Stock Option and Incentive Plan
Name and position	Number of shares subject to awards
Philip M. Pead President and Chief Executive Officer	326,584
Jay H. Bhatt Former President and Chief Executive Officer	1,100,000
Richard D. Reidy Former President and Chief Executive Officer	1,142,800
Melissa H. Cruz Former SVP, Finance and Administration, Chief Financial Officer	115,000
Charles F. Wagner, Jr. Former EVP, Finance and Administration, Chief Financial Officer	317,000
Andrew E. Zupsic SVP, Global Field Operations	136,750
Antonio J. Aquilina SVP, Strategy and Corporate Development	74,188
John P. Goodson SVP, Engineering	286,088
All current executive officers as a group	584,334
All current non-executive directors as a group	646,082
All employees as a group (including all current non-executive officers)	10,893,004
Each nominee for election as a director
Barry N. Bycoff	152,916
John R. Egan	70,348
Ram Gupta	90,557
Charles F. Kane	64,853
David A. Krall	93,974
Michael L. Mark	173,434
Philip M. Pead	326,584
Each associate of any director, executive officer or nominee	--
Each other current and former 5% holder or future 5% recipient	--
Federal Tax Aspects of the 2008 Plan
The following is a summary of the principal Federal income tax consequences of transactions under the 2008 Plan. It does not purport to be a complete description of all Federal tax implications, nor does it discuss the income tax laws of any municipality, state or foreign country in which a recipient under the 2008 Plan may reside or otherwise be subject to tax. Recipients of equity under the 2008 Plan are strongly urged to consult their own tax advisor concerning the application of various tax laws that may apply to a recipient's particular situation.
Incentive Options. No taxable income is realized by an optionee upon the grant or exercise of an Incentive Option, but the exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee. If shares issued to an optionee pursuant to the exercise of an Incentive Option are not sold or transferred within two years from the date of grant and within one year after the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) there will be no deduction for the company for Federal income tax purposes.
If shares of common stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year or one-year holding periods described above (a “disqualifying disposition”), generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price, and (2) we will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the Incentive Option is paid by tendering shares of common stock.
If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability).
Non-Qualified Options. With respect to Non-Qualified Options under the 2008 Plan, no income is realized by the optionee at the time the option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount, and (b) at disposition of the shares acquired upon exercise, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.
Stock Appreciation Rights. The recipient of a stock appreciation right will generally be subject to tax at ordinary income rates on the fair market value of any common stock received upon exercise of the stock appreciation right. We generally will be entitled to a deduction equal to the amount of ordinary income realized by the recipient.
Restricted Stock. A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time that the stock is no longer subject to forfeiture, minus any amount paid for such stock. However, a recipient who so elects under Section 83(b) of the Code, within 30 days of the date of issuance of the Restricted Stock, will realize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. We generally will receive a tax deduction equal to the amount includable as ordinary income to the recipient.
Unrestricted Stock. The recipient of Unrestricted Stock will generally be subject to tax at ordinary income rates on the fair market value of such Unrestricted Stock on the date that such Unrestricted Stock is issued to the participant, minus any amount paid for such stock. We generally will be entitled to a deduction equal to the amount treated as compensation that is taxable as ordinary income to the recipient.
Performance Share Awards. The recipient of a performance share award will generally be subject to tax at ordinary income rates on the fair market value of any common stock issued under the award on the date of issuance of the shares, and we generally will be entitled to a deduction equal to the amount of ordinary income realized by the recipient.
Deferred Stock Awards. The recipient of a deferred stock award will not be subject to any income tax until the award is settled in shares of common stock so long as the requirements of Section 409A of the Code are satisfied. Upon settlement of the award in shares of common stock, the recipient will be subject to tax at ordinary income rates on the fair market value of the common stock. We generally will be entitled to a deduction equal to the amount of ordinary income realized by the recipient.
Cash-based Awards. The recipient of a cash-based award will be subject to tax at ordinary income rates when the award is settled. We generally will be entitled to a deduction equal to the amount of ordinary income realized by the recipient.
Dividends and Dividend Equivalents. Dividends paid on common stock (including Restricted Stock) and dividend equivalents paid with respect to deferred stock awards will be taxed at ordinary income rates to the recipient. Generally, we will not be entitled to any deduction for dividends, except in the case of dividends paid on Restricted Stock with respect to which no Section 83(b) election has been filed. We will be entitled to a deduction for dividend equivalents.
Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Limitation on Deductions. As a result of Section 162(m) of the Code, our deduction for certain awards under the 2008 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (except our Chief Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2008 Plan is structured to preserve our ability to grant certain awards that qualify as performance-based compensation.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
We urge you to read the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the related compensation tables and narrative, which provide detailed information on the 2012 compensation of our named executive officers.
Executive Compensation Philosophy
Our philosophy is to reward executives based upon corporate performance, as well as to provide long-term incentives for the achievement of future financial and strategic goals. We believe our pay-for-performance philosophy advances both the short and long-term interests of our shareholders. Consequently, a substantial portion of each named executive officer's total target annual compensation is “at-risk” and tied to our annual and long-term financial performance, as well as to the enhancement of shareholder value. Our named executive officers receive equity awards subject to long-term vesting requirements and during fiscal 2012, the Compensation Committee increased the proportion of annual equity compensation awarded in the form of performance-based equity awards to 35% and then subsequently increased the proportion to 40% for fiscal 2013. We believe these awards ensure that a significant portion of the executives' compensation is tied to long-term stock price performance and attainment of important financial goals.
Executive Management Transitions and Reported Pay Versus Realized Pay
During fiscal 2012, there were several significant changes in our executive management team, including with respect to our Chief Executive Officer, Chief Financial Officer and Head of Global Field Operations. A key component of the Compensation Committee's responsibilities during fiscal 2012 was to develop compensation packages sufficient to attract and retain new talented executives in our highly competitive market. Generally, these compensation packages were structured by the Compensation Committee in consultation with its external compensation consultant. Typically, these compensation packages included new hire equity awards that included time-based restricted stock units (RSUs) and not performance share units (PSUs).
For example, in December 2011, Jay H. Bhatt became our new Chief Executive Officer. Mr. Bhatt succeeded Richard D. Reidy, who had announced in July 2011 that he would be resigning as Chief Executive Officer upon the appointment of his successor. Following the announcement of Mr. Reidy's pending departure, our Board of Directors conducted an extensive search for his replacement.
The terms of Mr. Bhatt's compensation were determined by the employment agreement we entered into with him in November 2011. Pursuant to this employment agreement, Mr. Bhatt's base salary was set at $700,000 and his target bonus was set at 150% of his base salary. Mr. Bhatt also received new hire equity awards of 900,000 stock options and 200,000 RSUs, which were issued in December 2011.
On October 8, 2012, Mr. Bhatt unexpectedly announced that he was voluntarily terminating his employment with our company effective in December 2012. At the request of our Board of Directors, Mr. Bhatt resigned as Chief Executive Officer on November 2, 2012. Mr. Bhatt did not receive any severance or any portion of his target bonus compensation in connection with his termination of employment. As of the date of his employment termination, 206,250 stock options had vested and the remaining 693,750 unvested stock options from his new hire award were cancelled. In January 2013, Mr. Bhatt exercised 206,250 vested stock options and realized in the aggregate approximately $200,000 upon such exercise, which was the difference between the exercise price and the fair market value of our common stock on the date he exercised his stock options. In addition, 100,000 RSUs had vested as of the date of his employment termination and the remaining 100,000 RSUs from his new hire award were forfeited.

The following chart illustrates the difference between the total 2012 compensation reported in the 2012 Summary Compensation Table for Mr. Bhatt and the pay actually realized by Mr. Bhatt in 2012. We believe this supplemental information is important because the vast majority of his reported compensation was an incentive for future performance and as can be seen, the economic value actually realized from the equity awards granted to Mr. Bhatt during 2012 differs significantly from the amounts required to be reported in the 2012 Summary Compensation Table for these equity awards. No additional amounts may be realized by Mr. Bhatt in connection with the reported compensation because his unexercised stock options and unvested RSUs have terminated in accordance with their terms. This reflects the consequence of our effective pay-for-performance program.

(1)	Total reported compensation is defined as total compensation as reported in the 2012 Summary Compensation Table.

(2)
Total realized compensation is defined as salary, non-equity incentive plan compensation (in this case, there was none) and all other compensation as reported in the 2012 Summary Compensation Table, plus stock options exercised or stock awards vested in such year. For purposes of the table above, we have also included the amount realized by Mr. Bhatt in connection with the exercise of his vested stock options that were granted in 2012, which is the difference between the exercise price and the fair market value of our common stock on the date he exercised his stock options. The amounts reported as realized compensation differ substantially from the amounts reported as total compensation in the 2012 Summary Compensation Table and are not a substitute for those amounts.

In fiscal 2013, in connection with the hiring of our current Chief Executive Officer and Chief Financial Officer and other key officers, our Compensation Committee has approved new-hire equity awards that are comprised of 60% time-based restricted stock units and 40% performance share units, consistent with the Compensation Committee's philosophy that a significant portion of the executives' compensation is tied to the attainment of important financial goals.

Fiscal 2012 Company Performance
In addition to the significant changes in the executive management team, the decisions of the Compensation Committee in fiscal 2012 were also impacted by the announcement of our new strategic plan. In April 2012, we announced our new strategic plan, which included the planned divestitures of ten product lines that were not considered core to our new plan. We also undertook a restructuring of our internal organization and the way we manage our business. As part of this restructuring, we changed our internal and external reporting to reflect two segments, our core segment, consisting of those product lines we considered core to our new strategic plan, and non-core, consisting of those products to be divested. Until this restructuring was completed, we could not complete our business plan and budget for the balance of fiscal 2012.
Our financial results for fiscal 2012 were adversely impacted by factors related to the development, announcement and execution of the strategic plan, including the undertaking of large restructuring efforts and the marketing for divestiture and actual sale of non-core products. These factors contributed to a very uncertain environment for our company, partners, customers and employees. This was the rationale for the Compensation Committee's decision, in May 2012, that funding under the corporate bonus plan would be guaranteed at 75%, with the funding of the remaining 25% to be determined by achievement under the two financial metrics. The actual payout of bonuses under the plan would still be determined by reference to individual performance (except in the case of the CEO). Funding of the PSUs would not be guaranteed and would be determined entirely by achievement under the two financial metrics.
In July 2012, our Board of Directors approved a new business plan and budget for our core operations and, in connection with the new plan and budget, the Compensation Committee approved the specific targets applicable to the financial metrics. In setting the specific targets, the Compensation Committee weighted performance within our core operations during the second half of fiscal 2012 at 100%.
With substantially all of the non-core products divested or under agreement to be divested, our financial performance improved significantly during the fourth quarter of fiscal 2012, resulting in better than expected results for the second half of fiscal 2012. In the second half of fiscal 2012, we also began to make investments in our products in furtherance of the strategic plan, resulting in the addition of new functionalities to our existing products in early fiscal 2013. We also executed on cost reductions as part of the strategic plan, including the reduction of 11% of our workforce. Lastly, our Board of Directors authorized us to repurchase $350 million of our common stock through November 2013. In October 2012, under the authorization, we announced the adoption of a 10b5-1 plan to repurchase up to $250 million of our common stock through June 30, 2013, or earlier, and as of April 10, 2013, we have repurchased approximately eleven million shares of our common stock for approximately $232 million under the 10b5-1 plan.
We believe that our compensation program has helped our company achieve improved financial performance in a challenging environment. The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.
Required Vote and Board Recommendation
We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at our annual meeting:
“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2013 annual meeting of shareholders pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the “Summary Compensation Table (2012)” and the other related tables and narrative disclosure.”
This say-on-pay vote is advisory only and not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we, our Board of Directors and our Compensation Committee value the opinions of our shareholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

At our 2012 annual meeting of shareholders, our shareholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of our named executive officers on an annual basis, which was consistent with the recommendation of our board of directors. Our board of directors considered the voting results with respect to the frequency proposal and other factors, and the board of directors currently intends for us to hold a non-binding, advisory vote on the compensation of our named executive officers on an annual basis until the next required advisory vote on the frequency of holding non-binding, advisory votes on the compensation of our named executive officers.

Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

PROPOSAL 4: RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Proposal Four is to ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending November 30, 2013. Deloitte & Touche LLP was the independent registered public accounting firm for our company for the fiscal year ended November 30, 2012.
Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its shareholders. If our shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
We have been advised that a representative of Deloitte & Touche LLP will be present at the annual meeting. This representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions presented at the meeting.
Independent Registered Public Accounting Firm Fees
Aggregate fees billed to us for services performed for the fiscal years ended November 30, 2012 and November 30, 2011 by our independent registered public accounting firm, Deloitte & Touche LLP, were as follows:

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees (1)	$3,528,863	$2,420,353
Tax Fees (2)	1,275,364	1,116,243
Audit-Related Fees	—	—
All Other Fees	—	—
__________

(1)
Represents fees billed for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements included in Form 10-K and reviews of financial statements included in our interim filings on Form 10-Q, as well as statutory audit fees related to our wholly-owned foreign subsidiaries. In accordance with the policy on Audit Committee pre-approval, 100% of audit services provided by the independent registered public accounting firm are pre-approved.

(2)
Includes fees primarily for tax compliance, tax advice and tax planning (domestic and international). In accordance with the policy on Audit Committee pre-approval, 100% of tax services provided by the independent registered public accounting firm are pre-approved.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.
Requests for specific services by the independent registered public accounting firm which comply with the auditor services policy are reviewed by our Finance, Tax, and Internal Audit departments. Requests approved by the group are aggregated and submitted to the Audit Committee in one of the following ways:

•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by the Chairman of the Audit Committee and then the approval by the full committee at the next meeting of the Audit Committee.
The request may be made with respect to either specific services or a type of service for predictable or recurring services.
Our Board of Directors recommends that you vote FOR the ratification of the selection of independent registered public accounting firm for fiscal year 2013.

AUDIT COMMITTEE REPORT
Management is responsible for establishing and maintaining adequate internal control over financial reporting to ensure the integrity of the company's financial statements. The company's independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the effectiveness of the company's internal control over financial reporting in conjunction with an audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing opinions on the financial statements and the effectiveness of internal control over financial reporting. The Audit Committee has met and held discussions with management and Deloitte & Touche LLP regarding the internal control over financial reporting and the financial audit process of the company.
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP the independent accountant's independence.
The Audit Committee reviewed and discussed the company's audited consolidated financial statements for the fiscal year ended November 30, 2012 with management and Deloitte & Touche LLP. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for their audit. The Audit Committee also discussed with Deloitte & Touche LLP the matters set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee reviewed with Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.
Based on the above-mentioned reviews and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that the company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2012, for filing with the Securities and Exchange Commission.
No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
Respectfully submitted by the Audit Committee,
Charles F. Kane, Chairman
Ram Gupta
Michael L. Mark

COMPENSATION DISCUSSION AND ANALYSIS
This “Compensation Discussion and Analysis” section describes the material elements of our compensation programs for our executive officers. This section also provides an overview of our executive compensation philosophy and analyzes how and why the Compensation Committee of our Board of Directors arrives at specific compensation decisions and policies.
We describe below our compensation philosophy, policies and practices relating to the fiscal year ended November 30, 2012 with respect to the following individuals:

•	Philip M. Pead, who became our Executive Chairman on October 8, 2012 and our Interim Chief Executive Officer on November 2, 2012;

•	Jay H. Bhatt, who served as our Chief Executive Officer from December 5, 2011 until November 2, 2012;

•	Melissa H. Cruz, who became our Chief Financial Officer on July 16, 2012;

•	Charles F. Wagner, Jr., who served as our Chief Financial Officer until March 22, 2012;

•	Andrew E. Zupsic, who became our Senior Vice President, Global Field Operations on April 2, 2012;

•	Antonio J. Aquilina, who became our Senior Vice President, Strategy and Corporate Development on January 9, 2012; and

•	John P. Goodson, who served as our Senior Vice President, Engineering for all of fiscal 2012.
In August 2011, we announced that Richard D. Reidy, who was then our Chief Executive Officer, would leave our company when his successor was named. Mr. Reidy remained our Chief Executive Officer until December 5, 2011, when he resigned in connection with the appointment of Mr. Bhatt as our new Chief Executive Officer. Because Mr. Reidy served as our Chief Executive Officer during a portion of fiscal 2012, we are required to include Mr. Reidy as a named executive officer in the “Summary Compensation Table.” However, because Mr. Reidy was Chief Executive Officer for only five days of fiscal 2012 and his successor was determined prior to the beginning of fiscal 2012, Mr. Reidy's compensation is not discussed in this section.
We refer to the individuals named above and Mr. Reidy collectively, as our named executive officers.
Between March 22, 2012 and July 16, 2012, Mr. Bhatt served as Acting Chief Financial Officer. Mr. Bhatt received no additional compensation in connection with his service as Acting Chief Financial Officer.
Messrs. Aquilina and Goodson were not serving in executive officer capacities at the end of fiscal 2012. However, because they would have been among our three other most highly compensated executive officers during fiscal 2012 had they served in executive officer capacities at the end of fiscal 2012, we are required by SEC rules to include Messrs. Aquilina and Goodson as named executive officers.
Subsequent to fiscal 2012, on December 7, 2012, Mr. Pead was appointed Chief Executive Officer and resigned as Executive Chairman, and on February 1, 2013, Ms. Cruz retired as Chief Financial Officer. On February 1, 2013, Chris E. Perkins became our Chief Financial Officer. Because Mr. Perkins became our Chief Financial Officer subsequent to fiscal 2012, the terms of his compensation are not described in this section.

Executive Summary
Fiscal 2012 Performance
In April 2012, we announced a new strategic plan in which we intend to become a leading provider of next-generation, context-aware application development and deployment platform in the Cloud for the Application Platform-as-a-Service market by investing in our OpenEdge, DataDirect and Decision Analytics product lines and integrating them into a single, cohesive offering. As part of the new strategic plan, we divested ten product lines which were not considered core to our business, with the last of these divestitures having been completed in February 2013. During 2012, we also executed on cost reductions as part of the plan, which included a reduction in our global workforce of 11%. Lastly, as part of the plan, we changed the structure of our internal organization and the way we manage our business.
Our financial results for fiscal 2012 were adversely impacted by factors related to the development, announcement and execution of the plan, including the undertaking of large restructuring efforts and the marketing for divestiture and actual sale of non-core products. These factors contributed to a very uncertain environment for our company, partners, customers and employees. In particular, during the second and third quarters of fiscal 2012, customer purchasing decisions were delayed, which caused deal slippage at a greater rate than usual. This was caused both by uncertainty surrounding the plan and generally deteriorating macroeconomic conditions, primarily in Europe. In addition, our announcement of the proposed divestiture of the non-core products had an adverse impact on the financial performance of these products.
However, with substantially all of the non-core products divested or under agreement to be divested, our financial performance improved significantly during the fourth quarter of fiscal 2012, resulting in better than expected results for the second half of fiscal 2012. After several quarters of declining performance in our core products, we achieved flat revenue growth during the fourth quarter of fiscal 2012 and improved operating margin performance.
Executive Compensation Philosophy
Our philosophy is to reward executives based upon corporate performance, as well as to provide long-term incentives for the achievement of future financial and strategic goals. We emphasize pay-for-performance compensation programs, which we believe advance both the short and long-term interests of our shareholders. We use a combination of total target cash compensation, composed of base salary and an annual cash bonus program, a long-term equity incentive compensation program, and a broad-based benefits program to create a competitive compensation package for our executive management team.
Objectives of our Executive Compensation Program
Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our executive officers, including salaries, cash incentives and equity incentive compensation. Our Compensation Committee has designed our overall executive compensation program to achieve the following objectives:

•	attract and retain talented executives in today's highly competitive market;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•
provide a competitive compensation package that aligns the interests of our executive management team and shareholders by tying a significant portion of an executive's cash compensation to the achievement of performance goals; and

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success.

Executive Officer Compensation Components
The following table summarizes the principal components of our executive compensation program in fiscal 2012.

Compensation Element	Objective	Key Features	Performance Metrics
Base Salary	To secure and retain services of key executive talent	Set on average at 50th percentile of peer group Adjustments may be made to reflect market conditions for a position, changes in the status or duties associated with a position or internal equity	Not applicable
Annual Cash Bonus	To encourage and reward corporate performance that enhances long-term shareholder value	Set on average of 50th percentile of peer group Performance goals and target bonus amounts established at beginning of fiscal year	Funding based on total corporate revenue and non-GAAP operating income Delivery based on individual performance ratings (except to CEO)
Equity Compensation:	To align executives' interests with those of shareholders	Target equity grant values set on average at between 50th and 75th percentile of peer group
Performance Share Units (PSUs)	To encourage and reward corporate financial performance that enhances long-term shareholder value
Subject to performance criteria aligned with 2012 business plan

Earned only to the extent the performance criteria are achieved

PSUs earned are subject to subsequent time-based vesting (one-third vests upon determination of achievement of the performance goals established for that year, one-third in each of the next two years if the executive remains employed on the vest date)
Total corporate revenue and non-GAAP operating income
Restricted Stock Units (RSUs)	To retain executive talent	Service-based vesting over three-year period	Not applicable

Compensation Governance
We maintain compensation governance and other compensation practices that are aligned with shareholder interests and our compensation philosophy, including the following:

•	Our Compensation Committee is comprised of three directors who are “independent” under NASDAQ Stock Market rules.

•
Our Compensation Committee's independent compensation consultant is retained directly by the Compensation Committee and performs no services directly for us other than to provide compensation surveys to our human resources department.

•
Our Compensation Committee seeks input from our Chief Executive Officer and other internal personnel and advice from its external compensation consultant as to the amount and form of compensation established, but the Compensation Committee ultimately determines our executive compensation policies and practices.

•	Our long-term equity incentives generally vest over a period of three years to ensure that our executives maintain a long-term view of shareholder value.

•	We are mindful of risks to the company that could be posed by our compensation policies and practices and design our compensation policies and practices to mitigate such risk.

•	We do not provide significant perquisites or supplemental retirement benefits to our executives.

•	Our executive agreements do not contain tax “gross-ups” on “golden parachute” payments in connection with a change in control.

Compensation Committee Responsibilities and Authority
Our Compensation Committee reviews and approves the annual salary and annual cash bonus awards as well as all long-term equity incentive awards for our executive officers and other direct reports of the Chief Executive Officer, establishes our general compensation policies, administers our equity plans, determines or consults with management regarding compensation and benefits for our other officers and other employees (as appropriate) and oversees our executive compensation and benefit plans and policies. Our Compensation Committee reviews, and recommends to our Board of Directors for its approval, the compensation of our Chief Executive Officer.
During fiscal 2012, our Compensation Committee consisted of members of our Board of Directors who met the independence requirements promulgated by NASDAQ. From December 1, 2011 until October 8, 2012, our Compensation Committee consisted of Messrs. Egan, Krall and Pead, with Mr. Krall serving as Chairman. In connection with his appointment as Executive Chairman, Mr. Pead resigned from the Compensation Committee on October 8, 2012 and was replaced by Mr. Kane, who served on the Compensation Committee, together with Messrs. Egan and Krall, until the end of fiscal 2012.
Our Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Progress/Who We Are” page.
In accordance with its charter, the Compensation Committee:

•	oversees our overall executive compensation structure, policies and programs;

•	administers our equity-based plans;

•	reviews, and recommends to our Board of Directors for its approval, the compensation of our Chief Executive Officer;

•	reviews and determines the compensation of all direct reports of the Chief Executive Officer;

•	reviews and makes recommendations to our Board of Directors regarding the compensation of our directors; and

•	is responsible for producing the annual report included in this proxy statement.
Our Chief Executive Officer, various other executives, and our human resources department support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding our compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation Committee on an annual basis regarding salary increases, potential bonuses and equity awards for each of his direct reports.
The Compensation Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. During fiscal 2012, the Compensation Committee retained Radford Surveys + Consulting (“Radford”) to assist it in evaluating the compensation of our officers and directors. Radford did not directly provide any other services to us, other than to provide compensation surveys to our human resources department, and consults with our management only as necessary to obtain relevant compensation and performance data for the executives as well as essential business information so that it can effectively support the Compensation Committee with appropriate competitive market information and relevant analyses.
Roles of the Compensation Committee, the Chief Executive Officer and Compensation Consultant
Role of Compensation Committee
At the beginning of each fiscal year, the Compensation Committee begins the process of reviewing executive officer and board compensation for the next fiscal year. The Compensation Committee members are provided reports from the external compensation consultant comparing our executive compensation and equity granting practices relative to the market and to a peer group. Reports are also provided on board of director compensation relative to the market and a peer group.
During the first quarter of each fiscal year, the Compensation Committee reviews recommendations from management on the current fiscal year short-term incentive compensation programs relative to anticipated corporate performance. The Compensation Committee also reviews recommendations from management on the current fiscal year long-term incentive programs, principally in the form of annual equity awards. In February or March, the Compensation Committee reviews and approves changes to executive officers' total target cash compensation, which includes base salary and target incentive compensation.
Prior to the annual meeting of shareholders for each fiscal year, the Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding any changes to board compensation.

At the end of the fiscal year, the Compensation Committee reviews preliminary results of the short-term incentive compensation programs and 401(k) match. Final review and approval of these programs and costs are completed early in the following fiscal year prior to any payments.
In accordance with our Stock Option Grant Policy, the Compensation Committee meets at least four times a year to review and approve equity award requests.
Communication with Compensation Committee members is accomplished through committee meetings, teleconference calls or e-mail. Members of management and/or the external compensation consultants participate in these various communication methods and attend meetings or conference calls at the invitation of the Compensation Committee.
Role of Chief Executive Officer
Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for his direct reports (including our other named executive officers), including the terms of these executives' annual cash bonus compensation and long-term equity compensation. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives.
Our Chief Executive Officer typically discusses his initial recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits group within our Human Resources Department and individuals within our Finance and Legal Departments support the Compensation Committee in the performance of its responsibilities. During fiscal 2012, our Chief Financial Officer, General Counsel and Senior Vice President of Human Resources and other representatives of the human resources, finance and legal departments regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business, information about our financial performance and relevant legal and regulatory developments. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer's recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from its external compensation consultant prior to making any final decisions.
Role of Compensation Consultant
For the past several years, including fiscal 2012, our Compensation Committee engaged Radford as its outside compensation consultant to advise the Compensation Committee on all matters related to executive compensation. Radford did not directly provide any other services for us other than to provide compensation surveys to our Human Resources Department. Radford consulted with our management only as necessary to obtain relevant compensation and performance data for the executives as well as essential business information so that it can effectively support the Compensation Committee with appropriate competitive market information and relevant analyses. Through a separate subsidiary, Radford's parent company, AON Corporation, provided advisory services to our subsidiary in Ireland with respect to a pension plan our subsidiary maintains for our employees based in Ireland.
During fiscal 2012, Radford provided a range of services to the Compensation Committee to support the Compensation Committee's agenda and obligations, including providing regulatory updates, peer group compensation data so that the Compensation Committee can set compensation for executives in accordance with our policies, advice on the structure and competitiveness of our compensation programs (including benefits provided by our peers upon a change in control and otherwise as part of their compensation programs), and advice on the consistency of our programs with our executive compensation philosophy. Representatives of Radford attended Compensation Committee meetings and provided advice to the Compensation Committee upon its request. Typically, management worked with Radford on matters for the Compensation Committee where that work was requested by the Compensation Committee. The Compensation Committee determined that no services provided by Radford during fiscal 2012 interfered with the exercise of Radford's independent judgment.
We paid approximately $78,600 to Radford for services performed for the Compensation Committee during fiscal 2012. In November 2012, following the completion of a competitive bid process, the Compensation Committee selected Pearl Meyer & Partners as its external compensation consultant for the fiscal year ended November 30, 2013.
Peer Group Selection
To assist the Compensation Committee in making decisions on total compensation for executives and company-wide equity grants, the Compensation Committee utilizes peer and industry group data and analysis provided by Radford. Radford provided the following studies: “Executive Compensation Review” and “Aggregate Equity Usage”. The “Executive Compensation Review” prepared by Radford utilized the survey data from the Radford High Technology Executive Compensation Survey and peer group data to benchmark the various elements of executive pay. The “Aggregate Equity Usage” report utilized the peer group data and general market data for details of equity practices, in particular equity burn rates. The Compensation Committee believes that it is important to benchmark compensation against our peer group because those companies are directly comparable to us in terms of revenue, market capitalization and industry.
For fiscal 2012, the peer group list was comprised of 20 other companies in the software industry with revenue and market capitalization comparable to us. The peer group list is reviewed on an annual basis to ensure the companies remain a valid comparison and to account for any corporate structure changes in the peer groups, such as an acquisition by another company. In November 2011, at the time Radford compiled data for the peer group companies, the companies in the peer group ranged in size on a revenue basis from approximately $0.2 billion to $1.9 billion with a median of $0.8 billion as compared to our revenue of $0.5 billion, and on a market capitalization basis from approximately $0.2 billion to $18 billion with a median of $4.7 billion as compared to our then market capitalization of $1.4 billion. We may include companies that do not fit these criteria if we believe that we are directly competing with those companies for executive talent.
Fiscal 2012 Peer Group List

•	Akamai Technologies, Inc. (Ticker Symbol:AKAM)

•	ANSYS Inc. (ANSS)

•	Ariba Inc. (ARBA)

•	Cadence Design Systems Inc. (CDNS)

•	Citrix Systems, Inc. (CTXS)

•	CommVault Systems, Inc. (CVLT)

•	Compuware Corp. (CPWR)

•	Informatica Corporation (INFA)

•	JDA Software Group Inc. (JDAS)

•	Mentor Graphics Corp. (MENT)

•	Nuance Communications, Inc. (NUAN)

•	Parametric Technology Corporation (PMTC)

•	Pegasystems, Inc. (PEGA)

•	QAD Inc. (QADA)

•	Qlik Technologies, Inc. (QLIK)

•	Quest Software Inc. (QSFT)

•	Red Hat, Inc. (RHT)

•	Riverbed Technology Inc. (RVBD)

•	salesforce.com, inc. (CRM)

•	TIBCO Software Inc. (TIBX)
We also use survey data for additional perspective on executive compensation. We participate in the Radford Executive Survey to benchmark our executives, including the named executive officers, to the marketplace. The materials from Radford include a comprehensive report providing details on the benchmark positions used for each executive as well as analysis on base salary, short-term incentives, total actual cash, total target cash compensation, actual total direct compensation and target total direct compensation. The survey data was comprised of compensation information from companies in the high technology industry with revenue ranging from $0.4 billion to $0.8 billion. There were 69 companies that fit within this criterion.
Shareholder Vote
At our 2012 Annual Meeting of Shareholders, our shareholders approved, in an advisory vote, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures in our proxy statement for fiscal 2011. The proposal was approved by our shareholders with 89% of the votes cast voting “for” approval and 2% voting “against” approval. In light of the level of approval by our shareholders, the Compensation Committee did not make changes to our compensation policies or practices in response to the shareholder vote. However, the Compensation Committee regularly reviews the compensation programs of our executive officers to ensure that they achieve our desired goal of aligning the interests of our executive officers and shareholders.

Executive Compensation Components
Our executive compensation program has been primarily composed of the following elements:

•	Base salary;

•	Incentive compensation in the form of annual cash bonus awards, through our corporate bonus plan;

•	Equity-based long-term incentive compensation in the form of stock options, RSUs and PSUs;

•	401(k) Plan and other benefits; and

•	Severance and change in control protection.
Our Compensation Committee has not adopted a formal policy for allocating between these various forms of compensation. However, we generally strive to provide our named executive officers with a balance of short-term and long-term incentives. Within the context of the overall objectives of our compensation programs, the Compensation Committee determined the specific amounts of compensation, including base salary, incentive cash compensation and equity compensation, to be paid to each of our executives for fiscal 2012 based on a number of factors, including:

•	our understanding of compensation generally paid by similarly-situated companies to their executives with similar roles and responsibilities;

•	the roles and responsibilities of our executives; and

•	the individual experience and skills of, and expected contributions from, our executives.
We discuss each of the primary elements of our executive compensation program in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are meant to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.
Base Salary
The Compensation Committee annually reviews total target cash compensation ranges, including base salary, for each of our named executive officers, during the first fiscal quarter. Base salaries may be adjusted by our Compensation Committee in accordance with various criteria, including:

•	individual performance;

•	levels of responsibilities;

•	individual competencies, skills and contributions;

•	individual tenure and experience;

•	functions performed;

•	peer group compensation levels for comparable positions;

•	internal compensation equity issues; and

•	our general financial performance.
Our Chief Executive Officer proposes base salary amounts for all executive officers other than himself for the Compensation Committee's consideration based on his evaluation of these criteria. The weight given each factor by the Compensation Committee may vary with each individual. For fiscal 2012, the philosophy of the Compensation Committee was to target base salary for our executive officers generally at the 50th percentile of the peer group and the broader software industry.
Annual Cash Bonus Awards
It is our philosophy to base a significant portion of an executive officer's total compensation opportunity on performance incentives. Our named executive officers participate in our corporate bonus plan, which is intended to motivate eligible participants toward overall business results, to tie their goals and interests to those of the company and its shareholders, and to enable the company to attract and retain highly qualified executives. This bonus plan is administered by our Compensation Committee.
Awards under the corporate bonus plan are based upon the achievement of performance metrics established on an annual basis by the Compensation Committee. Generally, performance is measured over a one-year period. These performance goals are based on our strategy as reflected in our annual operating plan and budget.

The Compensation Committee has the discretion to increase or reduce awards if it believes management has performed exceptionally compared to its peer group or if the Compensation Committee believes unanticipated factors assisted or inhibited management in achieving financial objectives. Historically, the Compensation Committee has not chosen to exercise such discretion and has instead relied on the achievement of the financial performance metrics to determine the awards paid to management and other plan participants. For fiscal 2012, the Compensation Committee relied on the achievement of the financial performance metrics to determine the overall funding of the bonus plan but utilized individual performance ratings to determine the actual bonus payout amounts to individual participants in the plan (except for the Chief Executive Officer, whose annual bonus was to be determined exclusively by reference to the achievement of the performance metrics).
Target awards under the corporate bonus plan are based on a pre-determined percentage of each executive's base salary, which is established by the Compensation Committee as part of its annual review of each executive's compensation. The Compensation Committee sets these target bonus percentages to ensure that a substantial portion of each executive's target cash compensation is linked directly to business performance and to provide the executives with a performance-based opportunity to achieve total cash compensation at the 50th percentile of the peer group and the broader software industry based on adequate company performance.
Equity Compensation
We also use equity compensation to attract, retain, motivate and reward our named executive officers. We issue annual and new hire equity awards based on guidelines for awards commensurate with position levels and that reflect grant practices within our peer group and the broader software industry generally. The Compensation Committee reviews the mix of equity awards to our named executive officers on an annual basis.
In recent years, equity awards to named executive officers and other recipients have typically been made in the form of a combination of stock options and RSUs. In 2011, we introduced the use of PSUs as part of our equity compensation program. During the past few years, the Compensation Committee has altered the mix of equity compensation to executive officers so that a greater proportion of equity compensation is awarded in the form of RSUs or PSUs rather than stock options and, in 2012, the Compensation Committee determined that stock options should not be part of the annual equity program for any recipient, including the named executive officers. The Compensation Committee believes that eliminating the grant of stock options reflects current market trends and that RSUs and PSUs are preferred vehicles for retention and the achievement of company goals. However, during 2012, the new hire equity awards provided to Messrs. Bhatt and Aquilina included stock options.
RSUs typically vest in six equal installments over three years beginning six months after issuance. In a volatile stock market, RSUs continue to provide value when stock options may not, which the Compensation Committee believes is useful in retaining talented executives in unpredictable economic times.
PSUs are subject to performance criteria aligned with our business plan and are earned only to the extent the performance criteria are achieved, with any PSUs earned being subject to subsequent time-based vesting (one-third vests upon determination of achievement of the performance goals established for that year and one-third in each of the next two years if the executive remains employed on the vesting date). The Compensation Committee grants PSUs consistent with its pay-for-performance philosophy. During fiscal 2012, the Compensation Committee increased the proportion of equity compensation awarded in the form of PSUs to 35%.
The Compensation Committee's decisions regarding the amount and type of equity incentive compensation, the allocation of equity and relative weighting of these awards within total executive compensation have been based on the Compensation Committee's understanding, and individual experiences with market practices, of similarly-situated companies. Equity-based incentive awards are intended to be the longer-term components of our overall executive compensation program and are designed to encourage performance by our executive officers over several years, while annual incentive cash compensation is designed to encourage shorter-term performance (generally performance over a one-year period).
To determine the size of the equity awards, the Compensation Committee first determined the total number of shares that would be available for the annual equity awards to all proposed recipients. The total number of shares was determined by consideration of the potential dilution to our shareholders and average burn rate of other companies in our industry. The Compensation Committee utilized the grant data from the peer group and the survey data provided by Radford to assist it in determining the size of the overall equity pool for our company as well as the individual grants to the named executive officers.

To determine the size of the individual annual equity awards, the Compensation Committee, with the assistance of Radford, compared the long-term equity incentive compensation levels of our executives with similar positions within our peer group to determine the long-term equity incentive compensation amount for each executive. The Compensation Committee evaluated the total value delivered by the annual equity grant against the average of the 50th and the 75th percentile of the value of long-term incentive compensation of our peer group and broader software industry. In finalizing the amounts of the fiscal 2012 annual equity awards, the Compensation Committee considered our Chief Executive Officer's recommendations, the burn rate of the executive grants, and the degree to which those amounts are aligned with our retention goals.
On occasion, the Compensation Committee makes additional grants of equity awards for the purpose of encouraging certain executives and other individuals to remain with our company. In situations where management determines that additional grants of equity awards are necessary or appropriate for our continued success, recommendations are made by the Chief Executive Officer to the Compensation Committee, typically after consulting with its external compensation consultant. Retention awards include vesting provisions that are designed to encourage recipients to maintain their employment with us and these provisions may differ from our standard vesting schedules.
401(k) Plan
We currently provide a non-elective contribution under our 401(k) plan. All employees who participate in our 401(k) plan, including our named executive officers, receive a discretionary matching contribution, depending upon the employee's length of service with the company and the employee's contribution level. This contribution is approved by the Compensation Committee. In past years, due to limitations imposed on 401(k) matching to higher-paid individuals under federal tax law, a portion of the contributions that otherwise would have been received by certain employees, including the named executive officers, was instead paid directly to them in cash. In fiscal 2012, the Compensation Committee eliminated this practice.
Other Benefits
We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. The named executive officers are eligible to participate in all of our health and insurance plans, in each case on the same basis as other employees. In addition, our stock purchase plan is available to all employees other than employees, if any, who hold 5% or more of our common stock.
Severance and Change in Control Benefits
In December 2009, we adopted company-wide severance guidelines applicable to our employees in the United States in connection with the undertaking of a large reduction in force. These guidelines provide for severance and other benefits to be paid to employees who are involuntarily terminated from our employment, with the precise amount of severance determined based on position and seniority. Former members of our executive management team have received severance and other benefits in accordance with these guidelines, which were approved by the Compensation Committee.
Currently, the severance guidelines applicable to our executive management team provide upon involuntary termination for the payment of severance of twelve months of total target cash compensation as of the date of termination and twelve months of acceleration of unvested stock options and RSUs. Receipt of these severance payments and benefits is subject to the execution of our standard form of separation and release agreement, which includes a non-competition clause. Although subject to change in the sole discretion of the Compensation Committee, we expect that these severance guidelines will continue to apply to involuntary terminations of executive officers, including the named executive officers in the future. These severance guidelines, however, will not apply in the event that the executive officer is entitled to severance under a specific agreement between the executive officer and our company.
We entered into Executive Employment Agreements with each of Messrs. Pead and Bhatt upon their respective appointment as Chief Executive Officer. These agreements provide Messrs. Pead and Bhatt with certain payments and benefits upon an involuntary termination of employment. See “Executive Compensation-Severance and Change in Control Agreements.”
In December 2011, we entered into executive severance agreements with our executive officers, including Messrs. Wagner and Goodson. In October 2012, we extended the recipients of these executive severance agreements to include other direct reports of Mr. Bhatt, including Ms. Cruz and Messrs. Zupsic and Aquilina. The Compensation Committee approved these agreements, following consultation with Radford, in order to retain our executive officers and other key management personnel during periods of CEO transition.

These executive severance agreements provide each executive officer with certain payments and benefits upon an involuntary termination of employment. The terms of the executive severance agreements generally reflect the severance and benefits payable to executive officers under the company-wide severance guidelines described above except that these agreements provide for twenty-four months of equity acceleration. Each executive severance agreement will expire on September 1, 2013. Upon expiration of the executive severance agreements, the executive officers will thereafter be subject to the severance plan, if any, then applicable to direct reports of the Chief Executive Officer. See “Executive Compensation-Severance and Change in Control Agreements.”
We have also entered into an Employee Retention and Motivation Agreement with each of the named executive officers. Each agreement provides for certain payments and benefits upon a change in control of our company and/or certain involuntary terminations of employment thereafter. Our Board of Directors determined that it is in the best interests of our company and its shareholders to assure that we will have the continued dedication and objectivity of our key employees, despite the possibility, threat or occurrence of a change in control of the company. These agreements are described below. See “Executive Compensation -Severance and Change in Control Agreements.”
The Compensation Committee periodically reviews these agreements to determine if these agreements should be maintained. For 2012, the Compensation Committee reviewed current market practices and the terms of the agreements with its external compensation consultant and determined that such agreements and their terms were substantially consistent with the practices of our peer companies. As a result of its review, the Compensation Committee decided that it was appropriate to maintain the agreements.
The Compensation Committee believes that these agreements are important motivational and retention tools because, in a time of increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive's family if the executive becomes disabled or dies, and additional protections in connection with a change in control of our company.
Analysis of Compensation Decisions for 2012
The target total direct compensation established for each of the named executive officers (other than Mr. Pead who was a non-employee member of our Board of Directors at the time compensation decisions for fiscal 2012 were made) is set forth in the table below.
2012 Target Compensation

	Target Total Annual Compensation		Target Long-Term Equity
Name	Base Salary	Target Annual Bonus	Performance-Based Equity (1)	Time-Based Equity (2)	Target Total Direct Compensation
Jay H. Bhatt	$700,000	$1,050,000	$—	$9,364,900	$11,114,900
Melissa H. Cruz	350,000	275,000	—	2,224,100	2,849,100
Charles F. Wagner, Jr.	450,000	300,000	—	—	750,000
Andrew E. Zupsic	350,000	300,000	298,950	1,993,000	2,941,950
Antonio J. Aquilina	315,000	157,500	174,388	948,143	1,595,031
John P. Goodson	320,000	190,000	174,388	403,583	1,087,971
__________

(1)
Represents the grant date fair value of PSUs, which is equal to the number of PSUs granted at target performance multiplied by the closing price of our stock on the grant date. See the “Grants of Plan-Based Awards Table” for further detail regarding these awards.

(2)
Represents the grant date fair value of RSUs and options on the date of grant. The grant date fair value of RSUs is equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date. The grant date fair value of our options is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined using the Black-Scholes option valuation model. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 12 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2012. See the “Grants of Plan-Based Awards Table” for further detail regarding these awards.

Overall Considerations
Considerations for Mr. Pead
On October 8, 2012, our Board of Directors appointed Mr. Pead to the position of Executive Chairman in connection with the announcement that Mr. Bhatt would be voluntarily terminating his employment as our Chief Executive Officer in December 2012. On November 2, 2012, Mr. Pead was named Interim Chief Executive Officer and Mr. Bhatt's employment terminated.

In connection with Mr. Pead's appointment as Executive Chairman and Interim Chief Executive Officer, we and Mr. Pead entered into a letter agreement setting forth the terms of Mr. Pead's compensation as Executive Chairman and Interim Chief Executive Officer. For the period from October 8, 2012 until November 2, 2012, Mr. Pead was paid a base salary of $10,000 per month in cash. In addition, for each month in which Mr. Pead served as Executive Chairman, Mr. Pead was entitled to receive RSUs having a value equal to $10,000, which RSUs would vest in two equal installments over one year.
From and after November 2, 2012 until December 7, 2012, the date of his appointment as President and Chief Executive Officer, Mr. Pead was paid a monthly base salary of $25,000 in cash. In addition, Mr. Pead was entitled to receive RSUs having a value equal to $25,000 for each month in which Mr. Pead served as Interim Chief Executive Officer, which RSUs would vest in two equal installments over one year. In January 2013, Mr. Pead was issued 1,480 RSUs, with such RSUs having an aggregate value equal to $35,000, reflecting the aggregate amount he was entitled to for his service as Executive Chairman and Interim Chief Executive Officer from October 8, 2012 until December 7, 2012.
The foregoing compensation was in lieu of any other compensation to which Mr. Pead would otherwise be entitled as a member of the Board of Directors during his term as Executive Chairman.
The compensation set forth in Mr. Pead's employment letter agreement and described above was the result of arms length negotiations with Mr. Pead and was determined based on Mr. Pead's responsibilities as Executive Chairman and Interim Chief Executive Officer and market data provided by Radford. Mr. Pead's employment letter was approved by our Board of Directors and Compensation Committee after consultation with Radford.
Upon Mr. Pead's appointment as President and Chief Executive Officer in December 2012, we and Mr. Pead entered into an employment agreement which replaced and superseded the letter agreement described above. See “Executive Compensation-Severance and Change in Control Agreements” for a description of Mr. Pead's employment agreement.
Considerations for Mr. Bhatt
Mr. Bhatt became our Chief Executive Officer on December 5, 2011. The terms of Mr. Bhatt's compensation were determined by the employment agreement we entered into with him in November 2011. Pursuant to this employment agreement, Mr. Bhatt's base salary was set at $700,000 and his target bonus was set at 150% of his base salary. Mr. Bhatt also received a new hire equity award of 900,000 stock options and 200,000 RSUs, which was issued in December 2011. At the request of the Compensation Committee, we consulted with Radford in determining the compensation to be paid to Mr. Bhatt and the Board of Directors and the Compensation Committee approved the terms of Mr. Bhatt's employment agreement.
Between March 22, 2012 and July 16, 2012, Mr. Bhatt served as Acting Chief Financial Officer. Mr. Bhatt received no additional compensation in connection with his service as Acting Chief Financial Officer.
On October 8, 2012, Mr. Bhatt announced that he was voluntarily terminating his employment with our company effective in December 2012. At the request of our Board of Directors, Mr. Bhatt resigned as Chief Executive Officer on November 2, 2012. Mr. Bhatt did not receive any severance or any portion of his target bonus compensation in connection with his termination of employment and the portion of his new hire equity award that had not yet vested as of that date was forfeited.
Considerations for Ms. Cruz
Ms. Cruz became our Chief Financial Officer on July 16, 2012. The terms of Ms. Cruz's compensation were determined by the employment letter we entered into with her in July 2012 in connection with her joining our company. Pursuant to this employment letter, Ms. Cruz's base salary was set at $350,000 and her target bonus was set at $275,000. Ms. Cruz also received a new hire equity award of 115,000 RSUs, which was issued in July 2012. At the request of the Compensation Committee, we consulted with Radford in determining the compensation to be paid to Ms. Cruz and the Compensation Committee approved the terms of Ms. Cruz's employment letter.
In December 2012, Ms. Cruz announced that she was retiring as Chief Financial Officer effective February 1, 2013 and that her employment with our company would terminate on April 1, 2013. Ms. Cruz will not receive any severance in connection with her termination of employment and the portion of her new hire equity award that has not yet vested on the date of her termination of employment will be forfeited.
Considerations for Mr. Wagner
Mr. Wagner became our Chief Financial Officer on November 15, 2010. The terms of Mr. Wagner's initial compensation were determined by the employment letter we entered into with him in October 2010 in connection with his joining our company. Pursuant to this employment letter, Mr. Wagner was paid a base salary of $400,000 and his target bonus was set at $250,000. Mr. Wagner also received a new hire equity award of 180,000 stock options and 48,000 RSUs, which was issued in November 2010.

In March 2011, Mr. Wagner's base salary was increased to $450,000 and his target bonus was increased to $300,000. Mr. Wagner's compensation for fiscal 2012 was not changed prior to his termination of employment as Mr. Wagner's base salary and target bonus were determined to be consistent with the target range relative to our compensation peer group for his position.
On March 22, 2012, Mr. Wagner's employment with our company terminated. In connection with his termination of his employment, we amended the Executive Severance Agreement we previously entered into with Mr. Wagner to reduce the amount of his equity that accelerated in connection with his termination. Under this amended agreement, we accelerated 58,810 unvested stock options and 30,999 unvested restricted stock units that would have vested during the next thirteen months. Except for this change, the severance and other benefits we provided Mr. Wagner were substantially in accordance with the terms of his Executive Severance Agreement. See “Executive Compensation-Severance and Change in Control Agreements.”
Considerations for Mr. Zupsic
Mr. Zupsic became our Senior Vice President, Global Field Operations on April 2, 2012. The terms of Mr. Zupsic's initial compensation were determined by the employment letter we entered into with him in connection with his joining our company. Pursuant to this employment letter, Mr. Zupsic's base salary was set at $350,000 and his target bonus was set at $300,000. Mr. Zupsic also received a new hire equity award of 100,000 RSUs and 15,000 PSUs, which was issued in May 2012. At the request of the Compensation Committee, we consulted with Radford in determining the compensation to be paid to Mr. Zupsic and the Compensation Committee approved the terms of Mr. Zupsic's employment letter.
Considerations for Mr. Aquilina
Mr. Aquilina became our Senior Vice President, Strategy and Corporate Development on January 9, 2012. The terms of Mr. Aquilina's initial compensation were determined by the employment letter we entered into with him in connection with his joining our company. Pursuant to this employment letter, Mr. Aquilina's base salary was set at $315,000 and his target bonus was set at $157,500. Mr. Aquilina also received a cash signing bonus of $75,000. Mr. Aquilina also received a new hire equity award of 40,000 stock options and 16,000 RSUs, which was issued in January 2012.
In May 2012, Mr. Aquilina was granted 16,250 RSUs and 8,750 PSUs under our fiscal 2012 annual equity program. Typically, recipients of new hire awards are not eligible for an annual equity award during the year in which they join our company. However, in the case of Mr. Aquilina, it was determined that he should receive an annual equity award in light of the critical role he would play during fiscal 2012 in the execution of our new strategic plan.
In addition, upon the recommendation of Mr. Bhatt, our Compensation Committee authorized a special equity award of 6,000 RSUs to Mr. Aquilina. This award was made in recognition of Mr. Aquilina's efforts in connection with the formulation of our new strategic plan. These special RSUs vest on June 1, 2013, subject to continued employment.
Considerations for Mr. Goodson
We evaluated Mr. Goodson's 2012 target compensation against our compensation peer group and our other officers to determine whether any changes should be made to his target compensation. Although Mr. Goodson's total target compensation was within our target range relative to our compensation peer group for his position, the Compensation Committee determined that the mix of compensation between base salary and target bonus should be modified to better reflect our compensation peer group for his position. As a result, Mr. Goodson's base salary was increased from $305,000 to $320,000 and his target bonus was decreased from $195,000 to $190,000.
In May 2012, Mr. Goodson was granted 16,250 RSUs and 8,750 PSUs under our fiscal 2012 annual equity program. In addition, upon the recommendation of Mr. Bhatt, our Compensation Committee authorized a special equity award of 4,000 RSUs to Mr. Goodson. This award was made in recognition of Mr. Goodson's efforts in connection with the formulation of our new strategic plan. These special RSUs vest on June 1, 2013, subject to continued employment.
The Fiscal 2012 Performance-Based Compensation Structure and Criteria
Our fiscal 2012 incentive compensation plans were designed to motivate our executive officers toward the achievement of our overall business goals during 2012. These business goals were designed to create and deliver value to our shareholders over the long term. For fiscal 2012, our annual performance-based incentives were a cash bonus plan and performance-based equity awards (PSUs).
In March 2012, the Compensation Committee formally approved the design of the FY12 Annual Bonus and Equity Plan. For fiscal 2012, the Compensation Committee adopted two plan metrics, both of which would be utilized to determine funding under the cash bonus plan and the PSUs. These two plan metrics were total corporate revenue and total non-GAAP operating income, with each metric receiving equal weight. These two metrics were in line with our corporate goal of growing revenue while increasing operating profit margins.

Non-GAAP operating income differs from operating income determined under GAAP by excluding amortization of acquired intangibles, stock-based compensation, purchase accounting adjustments related to deferred revenue, and restructuring and transition expense and acquisition-related expenses. We use non-GAAP measures to make operational and investment decisions because we believe the costs and expenses that we exclude from GAAP operating income are not tied to our core results. For these reasons, we use non-GAAP operating income as a performance goal.
The Compensation Committee also determined that once the funding of the cash bonus plan had been established, the delivery of bonuses to participants in the plan (other than the CEO) would be tied to an individual's overall performance using documented performance ratings. The cash bonus to be paid to the CEO would be based entirely on the achievement under the two plan metrics. The PSUs to be issued to all recipients would be based entirely on the achievement under the two plan metrics.
The Compensation Committee did not determine the specific targets applicable to the plan metrics at that time. In March 2012, we announced that our Board of Directors and management were then conducting a comprehensive evaluation of our operations and business plan and that we intended to announce our new strategic direction in late April 2012. Because the Board of Directors and management expected significant changes to our business plan, which would likely include the divestiture of certain product lines, the Compensation Committee deferred the establishment of specific targets applicable to the plan metrics until we had adopted a new business plan.
In April 2012, we announced our new strategic plan, which included the planned divestitures of ten product lines that were not considered core to our new plan. We also undertook a restructuring of our internal organization and the way we manage our business. As part of this restructuring, we changed our internal and external reporting to reflect two segments, our core segment, consisting of those product lines we considered core to our new strategic plan, and non-core, consisting of those products to be divested. Until this restructuring was completed, we could not complete our business plan and budget for the balance of fiscal 2012.
In May 2012, upon the recommendation of management, the Compensation Committee determined that funding under the corporate bonus plan would be guaranteed at 75%, with the funding of the remaining 25% to be determined by achievement under the two financial metrics. The Compensation Committee made this decision because of the disruption caused by the announcement of our new strategic plan and the impact of the announced divestitures of the non-core product lines, which resulted in employee turnover and customer uncertainty. The actual payout of bonuses under the plan would still be determined by reference to individual performance (except in the case of the CEO). Funding of the PSUs would not be guaranteed and would be determined entirely by achievement under the two financial metrics.
In July 2012, our Board of Directors approved a new business plan and budget for our core operations and, in connection with the new plan and budget, the Compensation Committee approved the specific targets applicable to the financial metrics. In setting the specific targets, the Compensation Committee weighted performance within our core operations during the second half of fiscal 2012 at 100%.
The 2012 Annual Performance-Based Compensation Criteria and Achievement
The tables below show:

•	the performance criteria for the 2012 annual bonus plan and PSU awards; and

•	in each case, the extent to which the performance criteria were achieved and performance-based incentives were earned.
Annual Bonus Plan and Performance-Based Equity Criteria and Achievement. As noted above, funding under the FY12 bonus plan was guaranteed at 75%, with the remaining 25% funding subject to the metrics and targets set by the Compensation Committee. As shown in the table below, neither the non-guaranteed portion of the bonus nor any portion of the PSUs would be earned unless the threshold of $143.2 million in second-half core revenue and $33.6 million in second-half non-GAAP core operating income was achieved, at which point 50% of the non-guaranteed portion of the bonus and 50% of the PSUs would be earned. Thereafter, up to the remaining 50% of the non-guaranteed bonus portion and 50% of the PSUs could be earned based on the extent to which second-half core revenue between the threshold of $143.2 million and the target of $179 million and the second-half non-core operating income between the threshold of $33.6 million and the target of $42 million were achieved. Additional amounts could be earned to the extent of overachievement.

FY12 Performance-Based Annual Bonus Plan and PSUs Criteria and Achievement

Metrics/Achievement	Threshold (50% earned)	Target (100% earned)	Maximum (200% earned)	Actual Achievement	Actual Achievement %	Payout %
Corp. Revenue for FY12 H2	$143.2 million	$179 million	$214.8 million	$171.5 million	96%	90%
Non-GAAP Operating Income for FY12 H2	$33.6 million	$42 million	$50.4 million	$48 million	114%	171%
Average					105%	130% (1)
______________

(1)	Payout percentage applies to the 25% non-guaranteed portion of the bonus under the FY12 corporate bonus plan.
Amounts Earned under the FY12 Corporate Bonus Plan. As shown in the table above, the achievement percentage within the two metrics was 105%, which equates to a funding percentage for the 25% non-guaranteed portion of 130%. We then blended the funding percentage for the non-guaranteed portion with the 75% guaranteed portion, which resulted in an aggregate funding percentage of 108%.
The actual bonus percentages applicable to Ms. Cruz, Mr. Zupsic, Mr. Aquilina and Mr. Goodson were then determined based on individual performance evaluations given by Mr. Pead, with the recommended bonus amounts then approved by the Compensation Committee.
The table below shows the amount earned by each named executive officer under the FY12 Corporate Bonus Plan.
Corporate Bonus Plan Amounts Earned for 2012

Executive Officer	Target Bonus	Eligible Bonus @105% Funding	Percentage of Eligible Bonus Earned	Actual Bonus
Philip M. Pead (1)	$—	$—	—%	$—
Jay H. Bhatt (2)	1,050,000	—	—	—
Melissa H. Cruz (3)	275,000	111,477	100	111,477
Charles F. Wagner, Jr. (4)	300,000	100,307	100	100,307
Andrew E. Zupsic (5)	300,000	214,816	100	214,816
Antonio J. Aquilina (6)	157,500	151,925	125	189,906
John P. Goodson	190,000	205,200	125	256,500
______________

(1)	Mr. Pead was not eligible for a bonus under the FY12 Corporate Bonus Plan.

(2)	Mr. Bhatt voluntarily terminated his employment on November 2, 2012 and, as a result, was not eligible for a bonus under the FY12 Corporate Bonus Plan.

(3)	Ms. Cruz's bonus was pro-rated from her employment commencement date of July 16, 2012.

(4)
In accordance with his executive severance agreement, Mr. Wagner received a pro-rata amount of his target bonus for FY12 based on the number of days he was employed prior to his employment termination date of March 22, 2012.

(5)	Mr. Zupsic's bonus was pro-rated from his employment commencement date of April 2, 2012.

(6)	Mr. Aquilina's bonus was pro-rated from his employment commencement date of January 9, 2012.
PSUs Earned by the Executives for FY12. No portion of the PSUs was guaranteed and the achievement percentage within the two financial metrics of 105% was utilized to determine the number of PSUs earned. The 105% achievement percentage equated to a 125% payout of PSUs. The table below shows the number of PSUs issued as annual performance-based equity. One-third of the PSUs earned vest on April 1, 2013, subject to continued employment, and the remaining two-thirds vest over two years in substantially equal installments beginning in October 2013.

Performance-Based Annual Equity Earned for 2012

Executive Officer	Target PSUs	PSUs Earned at 125%	Value of PSUs Earned (2)
Philip M. Pead (1)	—	—	$—
Jay Bhatt (1)	—	—	—
Melissa H. Cruz (1)	—	—	—
Charles F. Wagner, Jr. (1)	—	—	—
Andrew E. Zupsic	15,000	18,750	373.688
Antonio J. Aquilina	8,750	10,938	217,994
John P. Goodson	8,750	10,938	217,994
______________
(1)    Mr. Pead, Mr. Bhatt, Ms. Cruz and Mr. Wagner were not eligible to receive PSUs in fiscal 2012.
(2)    The value of the PSUs earned was determined by multiplying the PSUs earned by $19.93, the closing price on the grant date.

Timing of Equity Grants
We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information.
Equity awards may be made only by the Compensation Committee. The Compensation Committee makes awards only at Committee meetings and generally does not make awards in trading blackout periods (the period encompassing ten days prior to the end of each fiscal quarter through 48 hours after the earnings for that quarter are announced).
Tax and Accounting Implications
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that public companies may deduct in any one year with respect to certain of their named executive officers. Certain performance-based compensation approved by shareholders is not subject to this deduction limit. The Compensation Committee's strategy in this regard is to be cost and tax effective. Therefore, the Compensation Committee intends to preserve corporate tax deductions, while maintaining the flexibility in the future to approve arrangements that it deems to be in our best interests and the best interests of our shareholders and so from time to time, we may pay compensation to our executive officers that may not be deductible.
Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Our severance and change in control agreements described below, including the Employee Retention and Motivation Agreements we entered into with our named executive officers, contain provisions that are intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements. The Compensation Committee has the sole discretion to change the severance guidelines applicable to executive officers to the extent necessary to avoid the application of Section 409A or comply with applicable Section 409A requirements.
Accounting for Stock-Based Compensation. Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date and recognized over the relevant service period. We estimate the fair value of each stock-based award on the measurement date using either the current market price or the Black-Scholes option valuation model.
Compensation Committee Report
This report is submitted by the Compensation Committee of our Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with management. Based on that review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
Respectfully submitted by the Compensation Committee,
David A. Krall, Chairman
John R. Egan
Charles F. Kane
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during fiscal 2012 were Messrs. Egan, Krall, Kane (from October 2012), and Pead (until October 2012). Messrs. Egan, Krall and Kane are not nor have they ever been an officer or employee of our company or of any of its subsidiaries, or had any relationship with us requiring disclosure in this proxy statement. Mr. Pead stepped down from his position on the Compensation Committee effective upon his appointment as our Executive Chairman. There are no compensation committee interlocks amongst any of our directors.
Analysis of Risk Associated with Our Compensation Plans
In setting compensation, the Compensation Committee considers the risks to our shareholders and to the achievement of our goals that may be inherent in the compensation plans and programs for all employees, including our executives. When evaluating our executive compensation program, the Compensation Committee considers whether the program is based on the appropriate philosophy, benchmarked against the appropriate peer group and balanced between long and short-term performance targets, company and individual performance. Although a significant portion of our executives' compensation is performance-based and “at-risk,” we believe our compensation plans and programs are appropriately structured so as not to encourage our employees to take excessive or unreasonable risks.
We considered the following elements of our compensation plans and policies when evaluating whether such plans and policies are structured to encourage our employees to take unreasonable risks:

•
Compensation consists of both fixed and variable components. The fixed portion (i.e., base salary) and variable portion (i.e., performance-based bonus and equity awards) provide a mix of compensation intended to produce corporate performance without encouraging excessive risks.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•	We use consistent corporate performance metrics from year-to-year rather than changing the metric to take advantage of changing market conditions.

•
Our short-term incentive plans are capped as to the maximum potential payout, which we believe mitigates excessive risk taking by limiting bonus payments even if we dramatically exceed the performance targets.

•
We use a combination of PSUs and RSUs for equity awards because RSUs retain value even in a depressed market, which makes our executives less likely to take unreasonable risks to earn PSU awards or get, or keep, stock options “in-the-money.”

•	The time-based vesting for RSUs (including a portion of PSU awards earned) ensures that our executives' interests align with those of our shareholders for the long-term performance of our company.

•
Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	In accordance with our written stock option grant policy, all equity grants must occur at a meeting of the Compensation Committee and management has no authority to issue equity.

•	The Compensation Committee retains and does not delegate any of its power to determine matters of executive compensation and benefits.

•	We maintain a system of controls and procedures designed to ensure that amounts are earned and paid in accordance with our plans and programs.

•
In accordance with our written stock option grant policy, we have appointed an Options Executive, who is responsible for ensuring that we comply with applicable laws, regulations and accounting standards related to the granting of equity-based compensation, and that our policies, procedures and equity compensation plans are followed. Our Options Executive reports quarterly to the Compensation Committee.

•
We do not allow our executives and directors to hedge their exposure to ownership of, or interest in, our stock. We also do not allow them to engage in speculative transactions with respect to our stock.

Summary of Executive Compensation
The following table sets forth certain information with respect to compensation for the fiscal years ended November 30, 2012, 2011 and 2010, earned by:

(a)
The three individuals who served as Chief Executive Officer during fiscal 2012: Mr. Pead, who served as our Interim Chief Executive Officer from November 2, 2012 until the end of fiscal 2012; Mr. Bhatt, who served as our Chief Executive Officer from December 5, 2011 until November 2, 2012; and Mr. Reidy, who served as our Chief Executive Officer for the first five days of fiscal 2012.

(b)
The two individuals who served as Chief Financial Officer during fiscal 2012: Ms. Cruz, who served as our Chief Financial Officer from July 16, 2012 until the end of fiscal 2012; and Mr. Wagner, who served as our Chief Financial Officer from the beginning of fiscal 2012 until March 22, 2012. Between March 22, 2012 and July 16, 2012, Mr. Bhatt served as Acting Chief Financial Officer. Mr. Bhatt received no additional compensation in connection with his service as Acting Chief Financial Officer.

(c)
Mr. Zupsic, Mr. Aquilina, and Mr. Goodson, who were our three other most highly compensated executive officers, although Messrs. Aquilina and Goodson were not serving in executive officer capacities at the end of fiscal 2012.

We refer to these individuals collectively as our named executive officers.
As described above in “Compensation Discussion and Analysis” and reflected in the Summary Compensation Table below, we pay our named executive officers a mix of cash and equity compensation.
Cash Compensation.  We paid our named executive officers a base salary and cash bonus compensation under a non-equity incentive plan.
Equity Compensation. We made annual equity awards to the named executive officers consisting of RSUs and PSUs. Certain named executive officers who were hired in 2012 also received stock options as a portion of their “new hire” award. Stock options had an exercise price equal to the closing price of our stock on the date of grant and vest in monthly increments over four years. The amounts shown in the “Option Awards” column reflect the grant date fair value calculated using the Black-Scholes model. RSUs and PSUs convert to shares of our common stock upon vesting. Generally, RSUs vest in six equal installments over three years beginning six months after issuance. To the extent that PSUs are earned, those units are subject to subsequent time-based vesting (one-third vests upon determination of achievement of the performance goals established for that year and one-third in each of the next two years if the executive remains employed on the vesting date). The amounts shown in the “Stock Awards” column reflect the grant date fair value (which was the stock price on the date of grant) with respect to the RSUs and PSUs at target performance.
Other Forms of Compensation. We do not provide our named executive officers with pensions or the ability to defer compensation. Amounts shown in the “All Other Compensation” column reflect the contribution under our 401(k) plan and certain other items described in the footnotes below.

SUMMARY COMPENSATION TABLE - FISCAL YEARS 2012, 2011, AND 2010

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation (4)	Total
Philip M. Pead	2,012	$64,423	$—	$—	$—	$—	$1,032	$65,455
President and Chief Executive Officer (5)
Jay H. Bhatt	2,012	646,154	—	4,216,000	5,148,900	—	47,815	10,058,869
Former President and Chief Executive Officer(6)
Richard D. Reidy	2,012	46,154	—	—	—	—	1,153,846	1,200,000
Former President and Chief Executive Officer (7)	2,011	550,000	—	1,224,132	1,740,955	11,315	106,445	3,632,847
	2,010	486,539	—	1,790,880	1,854,552	512,962	16,176	4,661,109
Melissa H. Cruz	2,012	137,019	—	2,224,100	—	111,477	5,595	2,478,191
Former SVP, Finance and Administration, Chief Financial Officer (8)
Charles F. Wagner	2,012	164,423	—	—	—	100,307	536,172	800,902
Former EVP, Finance and Administration, Chief Financial Officer (9)	2,011	436,539	—	933,210	392,300	5,658	8,261	1,775,968
	2,010	46,154	—	1,248,960	1,215,936	13,012	112	2,524,174
Andrew E. Zupsic	2,012	228,846	—	2,366,688	—	214,816	6,480	2,816,830
SVP, Global Field Operations (10)
Antonio J. Aquilina	2,012	278,654	110,000	962,557	203,580	189,906	8,594	1,753,291
SVP, Strategy and Corporate Development (11)
John P. Goodson	2,012	328,846	—	621,577	—	256,500	17,202	1,224,125
SVP, Engineering (12)	2,011	308,462	100,000	518,520	294,225	3,897	15,320	1,240,424
	2,010	245,577	—	230,256	238,442	152,975	15,320	882,570

____________

(1)
Represents the grant date fair value of the award, which is equal to the number of RSUs granted and PSUs at 125% payout multiplied by the closing price of our stock on the grant date. The grant date fair value of the PSUs granted at maximum performance was as follows-

Name	# of PSUs at maximum performance	Fair Value of PSUs at maximum performance
Mr. Pead	—	$—
Mr. Bhatt	—	—
Mr. Reidy	—	—
Ms. Cruz	—	—
Mr. Wagner	—	—
Mr. Zupsic	30,000	597,900
Mr. Aquilina	17,500	348,775
Mr. Goodson	17,500	348,775

See the “Grants of Plan-Based Awards Table” for further detail regarding these awards.

(2)
Represents the grant date fair value of options on the date of grant. The grant date fair value of our options is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined using the Black-Scholes option valuation model. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 12 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2012. See the “Grants of Plan-Based Awards Table” for further detail regarding these awards.

(3)
The amounts listed reflect the amounts earned under our corporate bonus plan as described in “Compensation Discussion and Analysis” in this proxy statement. For all individuals, bonus payments were accrued in the year indicated and paid in the succeeding fiscal year. Thus, the 2012 bonus amounts were paid in fiscal year 2013, the 2011 bonus amounts were paid in fiscal year 2012 and the 2010 bonus amounts were paid in fiscal year 2011.

(4)	Amounts listed in this column for 2012 include:

Name	Company Contributions (401(k))	Insurance Premiums	Taxable Relocation	Severance	Accrued Vacation & Holidays
Mr. Pead	$822	$210	$—	$—	$—
Mr. Bhatt	—	700	—	—	47,115
Mr. Reidy	—	—	—	1,153,846	—
Ms. Cruz	5,175	420	—	—	—
Mr. Wagner	—	210	—	504,808	31,154
Mr. Zupsic	5,850	630	—	—	—
Mr. Aquilina	7,800	794	—	—	—
Mr. Goodson	15,600	840	762	—	—

(5)
Mr. Pead became our Executive Chairman on October 7, 2012 and our Interim Chief Executive Officer on November 2, 2012. On December 7, 2012, Mr. Pead became our President and Chief Executive Officer. From and after the date of his appointment as Executive Chairman, Mr. Pead was no longer eligible to receive compensation paid to our non-employee directors. Prior to his appointment, for the period from December 1, 2011 until the date of his appointment as Executive Chairman, Mr. Pead received the compensation described in the section of this 10-K/A entitled, “Director Compensation.” The amounts shown in the Summary Compensation Table above do not include amounts Mr. Pead received as a non-employee director.

(6)
Mr. Bhatt became our President and Chief Executive Officer on December 5, 2011. On November 2, 2012, Mr. Bhatt voluntarily resigned as our Chief Executive Officer. Mr. Bhatt did not receive any severance or any portion of his target bonus compensation in connection with his termination of employment. As of the date of his employment termination, 206,250 stock options had vested and the remaining 693,750 unvested stock options from his new hire award were cancelled. In January 2013, Mr. Bhatt exercised the 206,250 vested stock options. In addition, 100,000 RSUs had vested as of the date of his employment termination and the remaining 100,000 RSUs from his new hire award were forfeited.

(7)
Mr. Reidy became our President and Chief Executive Officer on March 29, 2009. On August 1, 2011, we announced that Mr. Reidy would depart as our Chief Executive Officer upon the naming of his successor. On December 5, 2011, upon the appointment of Mr. Bhatt as our new Chief Executive Officer, Mr. Reidy resigned as our Chief Executive Officer and, on December 9, 2011, his employment with our company terminated. The amount shown in the Summary Compensation Table under “All Other Compensation” applicable to Mr. Reidy is severance paid to him pursuant to the terms of the severance agreement we previously entered into with Mr. Reidy. See “Severance and Change in Control Agreements.” Of the amount shown in the Summary Compensation Table under “Option Awards” applicable to Mr. Reidy in 2011, approximately $584,000 represents the fair value associated with extending the post-termination exercise period applicable to Mr. Reidy's vested stock options from 90 days to 15 months.

(8)
Ms. Cruz became our Chief Financial Officer on July 16, 2012. The amounts shown for Ms. Cruz in 2012 are base salary and non-equity incentive plan compensation for the period from July 16, 2012 until November 30, 2012.

(9)
Mr. Wagner became our Chief Financial Officer on November 15, 2010. The amounts shown for Mr. Wagner in 2010 are base salary and non-equity incentive plan compensation for the period of November 15, 2010 until November 30, 2010. On March 22, 2012, Mr. Wagner's employment with our company terminated. The amount shown in the Summary Compensation Table under “All Other Compensation” applicable to Mr. Wagner includes severance paid to him pursuant to the terms of the severance agreement we previously entered into with Mr. Wagner. See “Severance and Change in Control Agreements.”

(10)
On April 2, 2012, Mr. Zupsic became our Senior Vice President, Global Field Operations. The amounts shown for Mr. Zupsic are base salary and non-equity incentive plan compensation for the period of April 2, 2012 until November 30, 2012.

(11)
Mr. Aquilina became Senior Vice President, Strategy and Corporate Development on January 9, 2012. The amounts shown for Mr. Aquilina in 2012 are base salary and non-equity incentive plan compensation for the period of January 9, 2012 until November 30, 2012. The amount shown for Mr. Aquilina under the “Bonus” column includes a new hire signing bonus of $75,000 in connection with his commencement of employment and a special one-time cash bonus of $35,000 paid to Mr. Aquilina in November 2012 in connection with the completion of substantially all of the divestitures of the non-core product lines.

(12)
The amount shown for Mr. Goodson under the “Bonus” column for 2011 includes a special $100,000 cash retention bonus he was awarded in March 2011, the receipt of which was subject to the condition that he remained employed with our company until January 2012. This bonus was paid in January 2012.

Grants of Plan-Based Awards
GRANTS OF PLAN-BASED AWARDS TABLE – FISCAL YEAR 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Stock Awards: Number of Securities Underlying Options	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	(#)(3)	(#)(4)	($)(5)(6)
Philip M. Pead	--	--	--	--	--	--	--	--	--	--
Jay H. Bhatt (7)	12/5/2011	$525,000	$1,050,000	2100,000	--	--	--	200,000	900,000	$9,364,900
Richard D. Reidy	--	--	--	--	--	--	--	--	--	--
Melissa H. Cruz	7/16/2012	$137,500	$275,000	$550,000	--	--	--	115,000	--	$2,224,100
Charles F. Wagner, Jr.	3/6/2012	$150,000	$300,000	$600,000	--	--	--	--	--	--
Andrew E. Zupsic	4/2/2012 5/28/2012	$150,000 --	$300,000 --	$600,000 --	-- 7,500	-- 15,000	-- 30,000	-- 100,000	-- --	-- $2,291,950
Antonio J. Aquilina	1/16/2012 3/6/2012 5/28/2012	-- $77,750 --	-- $157,500 --	-- $315,000 --	-- -- 4,375	-- -- 8,750	-- -- 17,500	16,000 -- 22,250	40,000 -- --	$504,700 -- $617,831
John P. Goodson	3/6/2012 5/28/2012	$95,000 --	$190,000 --	$380,000 --	-- 4,375	-- 8,750	-- 17,500	-- 20,250	-- --	-- $577,971
______________

(1)
These columns indicate the range of payouts targeted for fiscal year 2012 performance under our corporate bonus plan as described in “Compensation Discussion and Analysis” in this proxy statement. The actual payout with respect to fiscal year 2012 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	These columns indicate the range of payouts with respect to PSUs subject to subsequent time-based restrictions. These PSUs could be earned only to the extent the established criteria were met.

(3)
Except as described in the next sentence, represents RSUs that vest, so long as the executive continues to be employed with us, in six equal installments beginning six months after date of issuance. With respect to Messrs. Aquilina and Goodson, 6,000 and 4,000 RSUs, respectively, vest on June 1, 2013, so long as they continue to be employed with us on that date. In all cases, dividends are not payable on unvested RSUs.

(4)
Represents stock options that become exercisable, so long as the executive continues to be employed with us, in equal monthly installments over four years. These options had exercise prices equal to the closing price per share of our common stock on the date of grant.

(5)
The grant date fair value of our options is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined by using the Black-Scholes option valuation model. The Black-Scholes value of our options on December 5, 2011 and January 16, 2012 was $5.72 and $5.09, respectively. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 12 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2012.

(6)
Represents the grant date fair value of the award, which is equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date. The closing prices of our stock on December 5, 2011 and July 16, 2012 were $21.08 and $19.34, respectively. Because the NASDAQ Global Select Market was closed for trading on May 28, 2012, we utilized the closing price on May 29, 2012 of $19.93 for purposes of determining the grant date fair value of the awards issued on that date. For PSUs, the value determined at the grant date assumes that the award will be earned in full at target performance.

(7)
The Board of Directors approved the terms of Mr. Bhatt's compensation, including his annual target bonus, on November 15, 2011, subject to his commencing employment on December 5, 2011. The Compensation Committee approved Mr. Bhatt's new hire award of stock options and RSUs on November 15, 2011, subject to his commencing employment on December 5, 2011. Mr. Bhatt voluntarily resigned as our Chief Executive Officer in November 2012. As of the date of his employment termination, 206,250 stock options had vested and the remaining 693,750 unvested stock options from his new hire award were cancelled. In January 2013, Mr. Bhatt exercised the 206,250 vested stock options and realized in the aggregate approximately $200,000 upon such exercise, which was the difference between the exercise price and the fair market value of our common stock. In addition, 100,000 RSUs had vested as of the date of his employment termination and the remaining 100,000 RSUs from his new hire award were cancelled.

Non-Equity Incentive Plan Awards
Our corporate bonus plan is designed to grant annual cash bonuses based on our financial results for the fiscal year. For more information about our annual bonus plan, see the discussion under “Compensation Discussion and Analysis.”
 Equity Incentive Plan Awards
The awards made pursuant to the PSUs were granted under our FY12 corporate bonus and equity plan. The PSUs provide for vesting in April 2013 (with respect to 33% of such units that have been earned) with the remainder vesting in equal installments every six months over two years. For more information about the terms of the PSUs, see the discussion under “Compensation Discussion and Analysis.”
Stock Awards
The RSUs were granted under our FY12 corporate bonus and equity plan. The RSUs provide for vesting in equal installments every six months over three years, subject to continued employment.

Outstanding Equity Awards
The following table sets forth certain information with respect to the outstanding equity awards at November 30, 2012 for each of the named executive officers.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercisable Options		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Name	Exercisable	Unexercisable
Philip M. Pead
	15,069	0	$20.73	10/14/2018
						10,035	201,804
Jay H. Bhatt (3)
	206,250	0	$21.08	12/5/2018
						--	--
Richard D. Reidy (4)
	15,000	0	$20.79	4/25/2014
	7,500	0	$20.79	4/25/2014
	22,500	0	$21.50	10/15/2014
	45,000	0	$19.96	4/23/2015
	11,500	0	$21.32	4/26/2017
	230,000	0	$21.32	4/26/2017
	104,480	0	$29.64	4/27/2018
						--	--
Melissa H. Cruz
	--	--	--	--
						115,000	$2,312,650
Charles F. Wagner, Jr. (5)
	--	--	--	--
						--	--
Andrew E. Zupsic
	--	--	--	--
						102,084	$2,049,535
Antonio J. Aquilina
	3,810	36,190	$18.82	1/15/2019	(6)
						43,814	$879,130
John P. Goodson
	3,125	0	$15.38	5/21/2013
	18,750	0	$16.67	9/19/2013
	13,500	0	$20.79	4/25/2014
	9,000	0	$21.50	10/15/2014
	4,500	0	$21.50	10/15/2014
	21,375	1,125	$19.96	4/23/2015	(7)
	325	75	$13.01	10/15/2015	(8)
	7,800	1,800	$13.01	10/15/2015	(8)
	7,081	4,425	$14.67	5/11/2016	(9)
	155	75	$14.67	5/11/2016	(9)
	9,300	4,500	$15.93	10/15/2016	(10)
	22,275	18,225	$21.32	4/26/2017	(11)
	16,407	21,093	$29.64	4/27/2018	(12)
						40,530	$813,089
______________

(1)	The unvested shares shown in this column are RSU awards that are subject to time-based vesting and PSU awards that are subject to performance-based and time-based vesting.

(2)	The market value of unvested RSUs and PSUs was calculated as of November 30, 2012 based on closing price of our common stock on NASDAQ of $20.11.

(3)
On November 2, 2012, Mr. Bhatt voluntarily terminated employment. All unvested options and RSUs held by Mr. Bhatt terminated as of the date of termination of employment. All vested options held by Mr. Bhatt as of that date were cancelled to the extent not exercised within ninety days of his termination date.

(4)
On December 9, 2011, Mr. Reidy's employment terminated and, in connection with a severance agreement we had previously entered into with Mr. Reidy, the vesting of all stock options and RSUs that would have otherwise vested during the twenty-four months following the date of termination was accelerated. All other unvested options and RSUs held by Mr. Reidy terminated as of the date of termination of employment.

(5)
On March 23, 2012, Mr. Wagner's employment terminated and, in connection with the modified severance agreement we entered into with Mr. Wagner, the vesting of all stock options that would have otherwise vested during the thirteen months following the date of termination and the vesting of 30,999 RSUs were accelerated. All other unvested options and RSUs held by Mr. Wagner terminated as of the date of termination of employment. All vested options held by Mr. Wagner as of that date were cancelled to the extent not exercised within ninety days of his termination date.

(6)	This option vests in 48 equal semiannual installments commencing on August 1, 2012.

(7)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2008.

(8)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2008.

(9)	This option vests 3/60ths on the date of grant, with the remainder vesting in 57 monthly increments commencing on June 1, 2009.

(10)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2009.

(11)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2010.

(12)	This option vests 2/48ths on the date of grant, with the remainder vesting in 46 monthly increments commencing on May 1, 2011.
Option Exercises and Stock Vested
The following table sets forth certain information regarding the number of stock options exercised and RSUs that vested in the fiscal year ended November 30, 2012 under our equity incentive plans and the corresponding amounts realized by the named executive officers. The value realized on exercise for stock option awards is calculated as the difference between the closing prices of our common stock on the NASDAQ Global Select Market on the exercise date and the exercise price of the applicable stock option award. The value realized on vesting for RSUs is calculated as the product of the number of shares subject to the RSUs that vested and the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.
Option Exercises and Stock Vested – Fiscal Year 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip M. Pead	—	$—	3,612	$76,069
Jay H. Bhatt	—	—	100,000	2,274,250
Richard D. Reidy	279,911	2,093,280	88,283	1,876,455
Melissa H. Cruz	—	—	—	—
Charles F. Wagner	—	—	30,999	740,876
Andrew E. Zupsic	—	—	16,666	360,986
Antonio J. Aquilina	—	—	5,374	116,401
John P. Goodson	—	—	16,408	354,847

Severance and Change in Control Agreements
We have agreements with, or guidelines applicable to, our executive officers that provide the benefits described below in connection with certain terminations of employment or a change in control of our company.
Mr. Pead's Executive Employment Agreement
In connection with his appointment as our President and Chief Executive Officer, we and Mr. Pead entered into an employment agreement, effective as of December 7, 2012, setting forth Mr. Pead's compensation and certain other terms. Mr. Pead's employment agreement provides that in the event that his employment is terminated as a result of an “involuntary termination,” he will be entitled to:

•	the payment of cash severance equal to 18 months of total target cash compensation as of the date of termination, which will be paid over 18 months;

•
the continuation, for a period of 18 months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination; and

•	18 months of acceleration of unvested stock options and RSUs.
Receipt of the severance and benefits is subject to the execution of a standard separation and release agreement. Separation payments upon any involuntary termination within twelve months following a change in control would be governed by the Employee Retention and Motivation Agreement described below and not by Mr. Pead's employment agreement.
An “involuntary termination” is defined in the employment agreement as a termination of employment by us other than for cause, disability or death or a termination by Mr. Pead as a result of certain events occurring without his consent such as an assignment to him of duties, a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Pead from that position, a material reduction in Mr. Pead's base salary or target bonus, a relocation of Mr. Pead to a facility or location more than fifty miles from his then present location or a material breach of the employment agreement by us.
Mr. Pead's employment agreement also includes non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product areas and activities as our company.
Mr. Pead's Employee Retention and Motivation Agreement
We and Mr. Pead have also entered into an Employee Retention and Motivation Agreement (“Pead ERMA”), which provides certain compensation and benefits if his employment is involuntarily terminated within 12 months of a change in control of our company. If an involuntary termination of Mr. Pead's employment occurs under other circumstances, the severance terms of his employment agreement, as described above, would control and not the Pead ERMA.
Change in Control Benefits. Under the Pead ERMA, upon a change in control of our company, Mr. Pead would be entitled to:

•	the payment of his annual target cash bonus on a pro-rata basis with respect to the elapsed part of the relevant fiscal year; and

•
accelerated vesting in full of all unvested stock options and RSUs, unless the acquirer assumes all such options and restricted equity. If such outstanding stock options and shares of restricted equity held by Mr. Pead are continued by us or assumed by our successor entity, then vesting will continue in its usual course.

Involuntary Termination Following Change in Control. In the event of an involuntary termination within twelve (12) months following a change in control, Mr. Pead would be entitled to:

•	the payment of cash severance equal to 18 months of total target cash compensation as of the date of termination, which will be paid over 18 months;

•
the continuation, for a period of 18 months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination; and

•	accelerated vesting in full of all unvested stock options and RSUs.
In the event that any amounts provided for under the Pead ERMA or otherwise payable to Mr. Pead would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Pead would be entitled to receive either full payment of the benefits under the agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Pead.

Mr. Bhatt's Executive Employment Agreement
In connection with his appointment as our President and Chief Executive Officer, Mr. Bhatt entered into an employment agreement, setting forth Mr. Bhatt's compensation and certain other terms. Pursuant to this employment agreement, in the event that Mr. Bhatt's employment was involuntarily terminated, he was eligible to receive:

•	the payment of cash severance equal to 12 months of total target cash compensation as of the date of termination, which would have been paid over 12 months;

•
the continuation, for a period of 12 months, of benefits that were substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination; and

•	12 months of acceleration of unvested stock options and RSUs.
The definition of involuntary termination in Mr. Bhatt's employment agreement is substantially identical to the definition included in Mr. Pead's employment agreement as described above.
If the involuntary termination had occurred within 12 months of Mr. Bhatt's commencing employment, Mr. Bhatt would have been entitled to the severance and benefits described above for 24 months. In all cases, receipt of the severance and benefits was subject to the execution of a separation and release agreement. Separation payments upon any involuntary termination of Mr. Bhatt's employment within twelve months following a change in control would have been governed by the Employee Retention and Motivation Agreement described below and not by Mr. Bhatt's employment agreement.
Mr. Bhatt's employment agreement also includes non-competition and related covenants. The non-competition covenant would have been in effect for the duration of the period in which severance and other benefits are paid.
On November 2, 2012, Mr. Bhatt voluntarily resigned as our President and Chief Executive Officer and, in connection with his termination of employment, Mr. Bhatt's employment agreement terminated without the payment of severance or any other benefits.
Mr. Bhatt's Employee Retention and Motivation Agreement
We also entered into an Employee Retention and Motivation Agreement with Mr. Bhatt (“Bhatt ERMA”), which provided certain compensation and benefits if his employment was involuntarily terminated within 12 months of a change in control of our company. If an involuntary termination of Mr. Bhatt's employment had occurred under other circumstances, the severance terms of his employment agreement would have controlled and not the Bhatt ERMA. The terms of the Bhatt ERMA were substantially identical to the terms of the Pead ERMA described above.
Upon termination of Mr. Bhatt's employment on November 2, 2012, Mr. Bhatt's ERMA automatically terminated.
Mr. Reidy's Amended Severance Agreement
On August 1, 2011, we announced that Mr. Reidy would leave our company when his successor was named. In connection with the announcement of Mr. Reidy's departure, we and Mr. Reidy entered into an amendment to his existing Severance Agreement, dated as of October 13, 2009. This severance agreement provided Mr. Reidy with various payments and benefits upon a termination of Mr. Reidy's employment with the Company.
The amendment provided that Mr. Reidy's employment as Chief Executive Officer would terminate and that such termination of employment would entitle Mr. Reidy to the payments and benefits set forth in the severance agreement. However, at our request, Mr. Reidy agreed to remain as our Chief Executive Officer until the date Mr. Reidy's replacement commenced employment. Jay H. Bhatt, Mr. Reidy's replacement, commenced employment on December 5, 2011 and Mr. Reidy resigned as President and Chief Executive Officer on that date.
The amendment further provided that in consideration for Mr. Reidy's agreement to remain with us until his replacement commenced employment, upon termination of employment, we extended the period of time following the termination of Mr. Reidy's employment during which he may exercise vested stock options by twelve months so that he would have a total of fifteen months following termination of employment during which to exercise his vested stock options. In no event, however, would this extended exercise period go beyond the original expiration date of any stock option. This extended exercise period would not have applied if Mr. Reidy had voluntarily terminated his employment prior to February 29, 2012.
Mr. Reidy's severance agreement provided that upon the termination of Mr. Reidy's employment and the execution by Mr. Reidy of a standard release of claims, Mr. Reidy was entitled to receive twenty-four months of his total target compensation, which would be paid out monthly over a twenty-four month period. Mr. Reidy's benefits in effect as of the date of the termination (such as medical, dental, vision and life insurance) would also continue for twenty-four months. In addition, any unvested options and restricted equity held by Mr. Reidy as of the date of the termination that would have vested during the two-year period following such date if Mr. Reidy had remained employed, automatically vested.

The severance agreement also includes non-competition, non-disparagement and related covenants. The non-competition covenant will be in effect for two years following the termination of Mr. Reidy's employment.
Mr. Reidy's Amended Executive Retention and Motivation Agreement
On October 13, 2009, we and Mr. Reidy also entered into the Amended Executive Retention and Motivation Agreement (ERMA). Under the Amended ERMA, Mr. Reidy was entitled to various payments and benefits upon a change in control of our company and upon an involuntary termination of Mr. Reidy's employment by us within twelve months after the change in control. Upon termination of Mr. Reidy's employment on December 9, 2011, Mr. Reidy's Amended ERMA automatically terminated.
Executive Severance Agreements
In December 2011, we entered into Executive Severance Agreements with our executive officers, including Messrs. Wagner and Goodson. In October 2012, we expanded the recipients of these executive severance agreements to include other direct reports of Mr. Bhatt, including Ms. Cruz and Messrs. Zupsic and Aquilina. These executive severance agreements provide each executive officer with certain payments and benefits upon an involuntary termination of employment. These executive severance agreements contain essentially identical terms. The definition of involuntary termination in these executive severance agreements is substantially identical to the definition included in Mr. Pead's employment agreement.
Each executive severance agreement provides that upon an involuntary termination and the execution of a standard release of claims, such executive officer will be entitled to:

•	the payment of cash severance equal to twelve months of total target cash compensation as of the date of termination, which will be paid over twelve months;

•	the continuation, for a period of twelve months, of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination; and

•	twenty-four months of acceleration of unvested stock options and RSUs.
Severance payments and benefits upon any involuntary termination within twelve months following a change in control would be governed by the Employee Retention and Motivation Agreement described below.
Each executive severance agreement also includes non-competition, non-disparagement and related covenants. The non-competition covenant will be in effect for one year following the termination of employment.
Each executive severance agreement will expire on September 1, 2013. Upon expiration of the executive severance agreements, the executive officers will thereafter be subject to the severance plan, if any, then applicable to members of our Executive Committee upon an involuntary termination.
The terms of the executive severance agreements generally reflect the severance and benefits payable to executive officers under the company-wide severance guidelines we previously adopted, except that the acceleration of vesting of stock options and restricted stock units is 12 months under those guidelines.
Mr. Wagner's Amended Executive Severance Agreement
On March 23, 2012, Mr. Wagner's employment terminated and, in connection with an amendment to his executive severance agreement we entered into with Mr. Wagner upon termination, the vesting of all stock options that would have otherwise vested during the thirteen months following the date of termination and the vesting of 30,999 RSUs were accelerated. The severance and other benefits provided to Mr. Wagner upon his termination of employment are as set forth in his executive severance agreement, as described above.
Other Employee Retention and Motivation Agreements
In addition to the agreement with Mr. Pead, we have entered into an ERMA with each of the other named executive officers. Each agreement is substantially identical to the Pead ERMA except that upon the involuntary termination of the executive officer within twelve months following a change of control, the executive officer will be entitled to receive a lump sum payment equal to fifteen months of his total target compensation and his benefits will continue for fifteen months.

Estimate of Severance and Change in Control Benefits
The following table indicates the estimated payments and benefits that Mr. Pead, Ms. Cruz and each of Messrs. Zupsic, Aquilina and Goodson would have received under their respective executive severance agreement and ERMA assuming that the change of control of our company and/or termination of his or her employment occurred at November 30, 2012. For purposes of the table below, the payments and benefits payable to Mr. Pead have been calculated assuming that Mr. Pead had entered into his employment agreement and ERMA as Chief Executive Officer as of November 30, 2012. Mr. Bhatt's employment terminated on November 2, 2012 and he was not paid any severance or other amounts under his employment agreement as a result of his termination of employment. Mr. Wagner's employment terminated on March 22, 2012 and he received the severance and other benefits provided under his amended executive employment agreement described above.
These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officer, which would only be known at the time that he or she becomes entitled to such payment.

	Circumstances of Termination or Event
	Involuntary Termination (1)	Change of Control Only (2)	Involuntary Termination Within 12 Months Following Change of Control
Philip M. Pead
Cash Severance	$1,950,000	$—	$1,950,000
Pro Rata Bonus	650,000	650,000	—
Stock Options	—	—	—
Restricted Stock Units	201,804	—	201,804
Benefits (3)	19,698	—	19,698
Total	$2,821,502	$650,000	$2,171,502
Melissa H. Cruz (4)
Cash Severance	$625,000	$—	$781,250
Pro Rata Bonus	275,000	275,000	—
Stock Options	—	—	—
Restricted Stock Units	1,541,753	—	2,312,650
Benefits (3)	20,991	—	26,239
Total	$2,462,744	$275.000	$3,120,139
Andrew E. Zupsic
Cash Severance	$650,000	$—	$812,500
Pro Rata Bonus	300,000	300,000	—
Stock Options	—	—	—
Restricted Stock Units	1,340,673	—	1,675,847
Benefits (3)	20,872	—	26,090
Total	$2,311,545	$300,000	$2,514,437
Antonio J. Aquilina
Cash Severance	$472,500	$—	$590,625
Pro Rata Bonus	157,500	157,500	—
Stock Options	29,486	—	46,685
Restricted Stock Units	553,025	—	661,136
Benefits (3)	17,874	—	22,343
Total	$1,230,385	$157,500	$1,320,789
John P. Goodson
Cash Severance	$510,000	$—	$637,500
Pro Rata Bonus	190,000	190,000	—
Stock Options	56,748	—	56,748
Restricted Stock Units	440,067	—	494,545
Benefits (3)	20,991	—	26,239
Total	$1,217,806	$190,000	$1,215,032
______________

(1)
The amounts shown in the first column, with respect to stock options and RSUs, represent the value of certain unvested options and RSUs becoming fully vested and are calculated using the exercise price for each unvested stock option and the closing price of our common stock on November 30, 2012, which was $20.11.

(2)
In the event of a change of control, there is no accelerated vesting of options or RSUs provided that the acquirer assumes all existing, outstanding stock options and RSUs of the individual. These tables have been prepared under that assumption. However, if the acquirer does not assume all existing, outstanding stock options and RSUs of the individual, all unvested stock options and RSUs become fully vested and the value indicated in the third column would apply upon a change of control. The amounts shown in the third column are calculated using the exercise price for each unvested stock option and the closing price of our common stock on November 30, 2012, which was $20.11.

(3)	Represents the estimated value (based on the cost as of November 30, 2012) of continuing benefits (medical, dental and vision) for:

•	eighteen months in the case of an involuntary termination of Mr. Pead's employment other than in connection with a change in control;

•	twelve months in the case of an involuntary termination of employment of Ms. Cruz and Messrs. Zupsic, Aquilina and Goodson, other than in connection with a change in control; and

•	fifteen months, in the case of the third column.

(4)
In December 2012, Ms. Cruz announced that she was retiring as Chief Financial Officer effective February 1, 2013 and that her employment with our company would terminate on April 1, 2013. Ms. Cruz will not receive any severance or other benefits in connection with her termination of employment.

INFORMATION ABOUT PROGRESS SOFTWARE COMMON STOCK OWNERSHIP
The following table sets forth certain information regarding beneficial ownership as of April 10, 2013:

•	by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	by each director of our company;

•	by each of the named executive officers and

•	by all directors and executive officers of our company as a group.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (1)	Number	Percent
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	5,278,642	9.6%
T. Rowe Price Associates, Inc. (3) 100 East Pratt Street Baltimore, MD 21202	4,720,130	8.6%
Praesidium Investment Management Company, LLC (4) 747 Third Avenue, 35th floor New York, NY 10017	4,559,902	8.3%
The Vanguard Group, Inc. (5) 1000 Vanguard Blvd. Malvern, PA 19355	3,726,524	6.8%
Artisan Partners Holdings LP (6) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,982,723	5.4%
Antonio J. Aquilina (7)	28,616	*
Jay H. Bhatt (8)	63,546	*
Barry N. Bycoff (9)	130,953	*
Melissa H. Cruz (10)	1,191	*
John R. Egan (11)	48,898	*
John P. Goodson (12)	183,024	*
Ram Gupta (13)	22,790	*
Charles F. Kane (14)	107,288	*
David A. Krall (15)	88,150	*
Michael L. Mark (16)	377,113	*
Philip M. Pead (17)	67,576	*
Richard D. Reidy (18)	156,979	*
Charles F. Wagner, Jr. (19)	33,680	*
Andrew E. Zupsic (20)	28,920	*
All executive officers and directors as a group (14 persons) (21)	1,338,724	2.4%
______________
*  Less than 1%

(1)
All persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the other information contained in the footnotes to this table. Unless otherwise noted the address of such person is c/o Progress Software Corporation, 14 Oak Park, Bedford, Massachusetts 01730.

(2)	Derived from Schedule 13G/A filed on February 1, 2013. The Schedule 13G/A reported that BlackRock, Inc. had sole voting power and sole dispositive power with respect to all shares reported.

(3)
Derived from Schedule 13G/A filed on February 6, 2013. The Schedule 13G/A reported that T. Rowe Price held sole voting power over 1,122,780  shares and sole dispositive power over 4,720,130 shares. According to the Schedule 13G/A, these shares are owned by various individual and institutional investors which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the shares.

(4)
Derived from Schedule 13D/A filed on January 31, 2013. The Schedule 13D/A reported that Praesidium, in its capacity as investment manager to certain managed accounts and investment fund vehicles on behalf of investment advisory clients, has sole power to vote 4,328,572 shares and sole power to dispose of 4,559,902 shares. Kevin Oram and Peter Uddo, as managing members of Praesidium, may be deemed to control Praesidium.

(5)
Derived from Schedule 13G filed on February 11, 2013. The Schedule 13G reported that The Vanguard Group held sole voting power over 98,003 shares, sole dispositive power over 3,631,071 shares and shared dispositive power over 95,453 shares.

(6)	Derived from Schedule 13G filed on February 6, 2013. The Schedule 13G reported the following:

•
Artisan Partners Limited Partnership (“Artisan Partners”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,982,723 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

•	Artisan Investments GP LLC, the sole general partner of Artisan Partners, is deemed to be the beneficial owner of 2,982,723 shares.

•	Artisan Partners Holdings LP (“Artisan Holdings”), the sole limited partner of Artisan Partners, is deemed to be the beneficial owner of 2,982,723 shares.

•	Artisan Investment Corporation (“Artisan Corp.”), the sole general partner of Artisan Holdings, is deemed to be the beneficial owner of 2,982,723 shares.

•	ZFIC, Inc. (“ZFIC”), the sole stockholder of Artisan Corp., is deemed to be the beneficial owner of 2,982,723 shares.

•	Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC, are deemed to be the beneficial owners of 2,982,723 shares.
The Schedule 13G reported shared voting power over 2,821,823 shares and shared dispositive power over 2,982,723 shares.

(7)
Includes 10,476 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 10, 2013 and 6,000 shares issuable upon vesting of RSUs that will vest within 60 days of April 10, 2013.

(8)	On November 2, 2012, Mr. Bhatt's employment with our company terminated. Included in Mr. Bhatt's total beneficial ownership are 63,546 shares owned as of October 31, 2012.

(9)	Includes 72,378 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 10, 2013 and 16,420 fully vested deferred stock units.

(10)	Includes 1,191 shares owned as of April 10, 2013.

(11)	Includes 35,438 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 10, 2013 and 3,008 fully vested deferred stock units.

(12)
Includes 150,986 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 10, 2013 and 4,000 shares issuable upon vesting of RSUs that will vest within 60 days of April 10, 2013.

(13)	Includes 8,125 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 10, 2013 and 4,630 fully vested deferred stock units.

(14)	Includes 56,705 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 10, 2013 and 19,483 fully vested deferred stock units.

(15)	Includes 51,503 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 10, 2013 and 5,547 fully vested deferred stock units.

(16)	Includes 235,738 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 10, 2013 and 7,110 fully vested deferred stock units.

(17)	Includes 15,069 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 10, 2013 and 6,624 fully vested deferred stock units.

(18)
On December 9, 2011, Mr. Reidy's employment with our company terminated. Included in Mr. Reidy's total beneficial ownership are 104,480 shares issuable upon the exercise of outstanding and vested options as of April 10, 2013.

(19)	On March 23, 2012, Mr. Wagner's employment with our company terminated. Included in Mr. Wagner's total beneficial ownership are 33,680 shares owned as of the date of his termination.

(20)	Includes 28,920 shares owned as of April 10, 2013.

(21)
Includes 740,898 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of April 10, 2013, 10,000 shares issuable upon vesting of RSUs that will vest within 60 days of April 10, 2013 and 62,822 fully vested deferred stock units.

Information related to securities authorized for issuance under equity compensation plans as of November 30, 2012 is as follows (in thousands, except per share data):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by shareholders (1)	3,908	(2)	19.57	5,811	(3)
Equity compensation plans not approved by shareholders (4)	1,296		21.26	1,088
Total	5,204		19.99	6,899
______________

(1)
Consists of the 1992 Incentive and Nonqualified Stock Option Plan, 1994 Stock Incentive Plan, 1997 Stock Incentive Plan, 2008 Stock Option and Incentive Plan and 1991 Employee Stock Purchase Plan (ESPP).

(2)	Does not include purchase rights accruing under the ESPP because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.
(3)	Includes 1,211,000 shares available for future issuance under the ESPP.
(4)	Consists of the 2002 Nonqualified Stock Plan and the 2004 Inducement Plan described below.

We have adopted two equity compensation plans, the 2002 Nonqualified Stock Plan (2002 Plan) and the 2004 Inducement Stock Plan (2004 Plan), for which the approval of shareholders was not required. We intend that the 2004 Plan be reserved for persons to whom we may issue securities as an inducement to become employed by us pursuant to the rules and regulations of NASDAQ. Executive officers and members of the Board of Directors are not eligible for awards under the 2002 Plan. An executive officer would be eligible to receive an award under the 2004 Plan only as an inducement to join us. Awards under the 2002 Plan and the 2004 Plan may include nonqualified stock options, grants of conditioned stock, unrestricted grants of stock, grants of stock contingent upon the attainment of performance goals and stock appreciation rights. A total of 11,250,000 shares are issuable under the two plans, of which, 1,088,000 shares were available for future issuance as of November 30, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. These reporting persons are required by regulations of the SEC to furnish us with copies of all such filings. Based solely on a review of the copies of such forms that we have received, and on written representations from certain reporting persons, we believe that, with respect to the fiscal year ended November 30, 2012, our directors, officers and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that each of our executive officers inadvertently filed a Form 4 late in connection with shares withheld by us to pay withholding taxes upon vesting on October 1, 2012 of restricted stock units previously awarded to those executive officers.

CERTAIN RELATIONSHIPS

Review, Approval or Ratification of Transactions with Related Persons
Pursuant to the Audit Committee Charter, which can be found at www.progress.com under the Corporate Governance page located on the “About Progress/Who We Are” page, the Audit Committee is responsible for the review and approval of related person transactions. A related person is a director, executive officer, nominee for director or certain shareholders of our company since the beginning of the last fiscal year and their respective immediate family members. A related person transaction is a transaction involving: (1) our company and any related person when the amount involved exceeds $120,000, and (2) the related person has a material direct or indirect interest.
We identify transactions for review and approval through our Code of Conduct which can be found at www.progress.com under the Corporate Governance page located on the “About Progress/Who We Are” page. The Code of Conduct requires our employees to disclose any potential or actual conflicts of interest to his or her manager, our human resources department or our Chief Compliance Officer. This disclosure also applies to potential conflicts involving immediate family members of employees. Each year we require our directors and executive officers to complete a questionnaire intended to identify any transactions or potential transactions that must be reported according to SEC rules and regulations. This questionnaire also requires our directors and executive officers to promptly notify us of any changes during the course of the year.

Transactions with Related Persons
We did not engage in any other transactions or series of similar transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.

OTHER MATTERS

Our Board of Directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed as proxies for the meeting intend to vote the shares represented by that proxy in accordance with their best judgment on such matters.

PROPOSALS OF SHAREHOLDERS FOR 2014 ANNUAL MEETING

We anticipate that our 2014 Annual Meeting of Shareholders will be held on or about April 29, 2014. Proposals of shareholders intended to be presented at the 2014 annual meeting must, in order to be included in our proxy statement and the form of proxy for the 2014 annual meeting, be received at our principal executive offices by January 7, 2014.
Under our by-laws, any shareholder intending to present any proposal (other than a proposal made by, or at the direction of, our Board of Directors) at the 2014 annual meeting, must give written notice of that proposal (including certain information about any nominee or matter proposed and the proposing shareholder) to our Secretary not later than the close of business on the 90th day (March 10, 2014) nor earlier than the close of business on the 120th day (February 6, 2014) prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.

EXPENSES OF SOLICITATION

We will bear the cost of solicitation of proxies. We have retained MacKenzie Partners, Inc. to aid in soliciting proxies for a fee estimated not to exceed $15,000 plus expenses. We have agreed to indemnify MacKenzie Partners against certain liabilities arising under the federal securities laws. MacKenzie Partners has informed us that it intends to employ approximately 25 persons to solicit proxies. In addition to soliciting shareholders by mail, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs in forwarding proxy materials to the beneficial owners of shares held of record by them. Our directors, officers and regular employees may, without additional compensation, solicit shareholders in person or by mail, telephone, facsimile, or otherwise following the original solicitation.

AVAILABLE INFORMATION

Shareholders of record on April 10, 2013 will receive with this proxy statement a copy of our 2012 Annual Report on Form 10-K, containing detailed financial information concerning our company. Our 2012 Annual Report on Form 10-K is also available on-line from the SEC’s EDGAR database at the following address: www.sec.gov/cgi-bin/srch-edgar?progress+software.
We will furnish our 2012 Annual Report on Form 10-K, including the financial statements, free of charge upon written request. The exhibits to the 2012 Annual Report on Form 10-K not included in the proxy materials are available electronically at www.sec.gov. Written requests should be directed to our Secretary at the address above. Our 2012 Annual Report on Form 10-K (including exhibits thereto) is also available on our website at www.progress.com.

PROGRESS SOFTWARE CORPORATION
2013 ANNUAL MEETING OF SHAREHOLDERS

Progress Software Corporation
14 Oak Park Drive
Bedford, MA 01730

Annex A

PROGRESS SOFTWARE CORPORATION
2008 STOCK OPTION AND INCENTIVE PLAN
(Amended and Restated 6 May 2013)

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Progress Software Corporation 2008 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective employees) of Progress Software Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the Committee.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.
“Award Document” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Document is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Cause” means (i) any material breach by the grantee of any agreement to which the grantee and the Company are both parties, (ii) any act or omission to act by the grantee which may have a material and adverse effect on the Company's business or on the grantee's ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (iii) any material misconduct or material neglect of duties by the grantee in connection with the business or affairs of the Company or any affiliate of the Company.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means a committee which is comprised of not less than two Non-Employee Directors who are independent.
“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.
“Deferred Stock Award” means an Award of phantom stock units to a grantee.
“Disability” means disability as set forth in Section 22(e)(3) of the Code.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan is approved by shareholders as set forth in Section 21.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the closing price per share of Stock as reported by the NASDAQ Global Select Market or another national securities exchange. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations. If the Stock is not quoted on the NASDAQ Global Select Market or another national securities exchange, the fair market value of the Stock shall be as determined in good faith by the Administrator
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Performance-Based Award” means any Restricted Stock Award, Deferred Stock Award, Performance Share Award or Cash-Based Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.
“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: revenue, non-GAAP operating income, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, sales or revenue, acquisitions or strategic transactions, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, total shareholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.
“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee's right to and the payment of a Restricted Stock Award, Deferred Stock Award, Performance Share Award or Cash-Based Award.
“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.
“Performance Share Award” means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified Performance Goals.
“Restricted Stock Award” means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) the sale of all of the Stock of the Company to an unrelated person or entity.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by shareholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)    Administration of Plan. The Plan shall be administered by the Administrator. In the event the Administrator is the Committee rather than the Board, it is the intention of the Company that the Committee shall consist of “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, but the authority and validity of any act taken or not taken by the Committee shall not be affected if any person serving on the Committee does not meet the qualification imposed by this sentence. Except as specifically reserved to the Board under the terms of the Plan or when the Board is serving as Administrator, the Committee shall have full and final authority to operate, manage and administer the Plan on behalf of the Company. Action by the Committee shall require the affirmative vote of a majority of all members thereof.
(b)    Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)    to select the individuals to whom Awards may from time to time be granted;
(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Cash-Based Awards and Performance Share Awards, Dividend Equivalent Rights or any combination of the foregoing, granted to any one or more grantees;
(iii)    to determine the number of shares of Stock to be covered by any Award;
(iv)    to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;
(v)    to accelerate at any time the exercisability and vesting of all or any portion of any Award with the exception of a Restricted Stock Award or Deferred Stock Award other than in the context of a Sale Event;
(vi)    subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options or Stock Appreciation Rights may be exercised;
(vii)    to reduce the per-share exercise price of any outstanding Stock Option or Stock Appreciation Right awarded to any employee of the Company, including any officer or director of the Company (but not to less than 100% of Fair Market Value on the date the reduction is made); provided, however, that such reduction shall be effective only if approved by the shareholders of the Company; and
(viii)    at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)    Award Document. Awards under the Plan shall be evidenced by Award Documents that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(d)    Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company's articles or bylaws or any directors' and officers' liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(e)    Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a)    Stock Issuable. The maximum number of shares of Stock (subject to adjustment as provided in Section 3(c) hereof) reserved and available for issuance under the Plan shall be equal to the sum of (i) 22,200,000, plus (ii) the number of shares of Stock available for grant on the Effective Date under the Progress Software Corporation 1992 Incentive and Nonqualified Stock Option Plan, the Progress Software Corporation 1994 Stock Incentive Plan and the Progress Software Corporation 1997 Stock Incentive Plan, as amended and restated March 22, 2007 (together, the “Old Stock Plans”), plus (iii) the number of shares of Stock underlying any grants pursuant to the Old Stock Plans that are forfeited, canceled, repurchased or are terminated (other than by exercise) from and after the Effective Date, plus (iv) the number of shares of Stock underlying any grants pursuant to this Plan that are forfeited, canceled, repurchased or are terminated (other than by exercise). Shares tendered or held back upon exercise of an Option or a Stock Appreciation Right to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. Shares tendered or held back upon settlement of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) to cover the purchase price or tax withholding shall be available for future issuance under the Plan. Shares repurchased by the Company on the open market with the proceeds of an Option or Stock Appreciation Right exercise price shall no longer be available for issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock

Appreciation Rights with respect to no more than 750,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) may be granted to any one individual grantee during any one calendar year period. The maximum number of shares of Stock that may be issued in the form of Incentive Stock Options may not exceed 14,700,000 (subject to adjustment as provided in Section 3(c) hereof). The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
(b)    Effect of Awards. The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of 2.25 shares of Stock for each such share of Stock subject to the Award. To the extent there is a share of Stock issuable pursuant to a full value Award under the Plan and such share of Stock again becomes available for issuance under the Plan pursuant to Section 3(a), then the number of shares of Stock available for issuance under the Plan shall increase by 2.25 shares. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock subject to the Award.
(c)    Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company's capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(d)    Sale Event. The Administrator may in its discretion accelerate the exercisability and vesting of all outstanding Awards. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event the Awards are not assumed, continued or otherwise substituted in connection with a Sale Event, the Administrator shall accelerate the exercisability and vesting of all outstanding Awards. The Administrator shall have the option (in its sole discretion) to (i) make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the sale price multiplied by the number of shares of Stock subject to all outstanding Options and Stock Appreciation Rights at exercise prices not in excess of the sale price and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) permit each grantee, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee.
(e)    Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).
SECTION 4. ELIGIBILITY
Grantees under the Plan will be such officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.
SECTION 5. STOCK OPTIONS
(a)    Grant of Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.
(b)    Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.
(c)    Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than seven years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)    Exercisability; Rights of a Shareholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e)    Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Document:
(i)    In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)    Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that have been beneficially owned by the optionee for at least six months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or
(iii)    By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Document or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f)    Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS
(a)    Grant of Stock Appreciation Rights. The Administrator in its discretion may grant Stock Appreciation Rights to any grantee (i) alone, (ii) simultaneously with the grant of a Stock Option and in conjunction therewith or in the alternative thereto or (iii) subsequent to the grant of a Non-Qualified option and in conjunction therewith or in the alternative thereto.
(b)    Exercise Price of Stock Appreciation Rights. The exercise price per share of a Stock Appreciation Right granted alone shall be determined by the Administrator, but shall not be less than 100% of Fair Market Value on the date of grant of such Stock Appreciation Right. A Stock Appreciation Right granted simultaneously with or subsequent to the grant of a Stock Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Stock Option, shall be transferable only upon the same terms and conditions as the related Stock Option, and shall be exercisable only to the same extent as the related Stock Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Stock exceeds the exercise price per share thereof.
(c)    Terms and Conditions. Upon any exercise of a Stock Appreciation Right, the number of shares of Stock for which any related Stock Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right shall have been exercised. The number of shares of Stock with respect to which a Stock Appreciation Right shall be exercisable shall be reduced upon any exercise of any related Stock Option by the number of shares for which such Option shall have been exercised. Any Stock Appreciation Right shall be exercisable upon such additional terms and conditions as may from time to time be prescribed by the Administrator.
(d)    Settlement in Shares. A Stock Appreciation Right shall entitle the grantee upon exercise thereof to receive from the Company, upon written request to the Company at its principal offices (the “Request”), a number of shares of Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), having an aggregate Fair Market Value equal to the product of (i) the excess of Fair Market Value, on the date of such Request, over the exercise price per share of Stock specified in such Stock Appreciation Right or its related Option, multiplied by (ii) the number of shares of Stock for which such Stock Appreciation Right shall be exercised.
(e)    Deemed Exercise. A Stock Appreciation Right shall be deemed exercised on the last day of its term, if not otherwise exercised by the holder thereof, provided that the Fair Market Value of the Stock subject to the Stock Appreciation Right exceeds the exercise price thereof on such date.
(f)    Term. The term of a Stock Appreciation Right shall not exceed seven years.
SECTION 7. RESTRICTED STOCK AWARDS
(a)    Nature of Restricted Stock Awards. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award Document. The terms and conditions of each such Award Document shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)    Rights as a Shareholder. Upon execution of the Restricted Stock Award Document and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the Restricted Stock Award Document. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)    Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Document. Except as may otherwise be provided by the Administrator either in the Award Document or, subject to Section 18 below, in writing after the Award Document is issued if a grantee's employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee's legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)    Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company's right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award Document or, subject to Section 18 below, in writing after the Award Document is issued, a grantee's rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee's termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.
SECTION 8. DEFERRED STOCK AWARDS
(a)    Nature of Deferred Stock Awards. The Administrator shall determine the restrictions and conditions applicable to each Deferred Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award Document. The terms and conditions of each such Award Document shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Deferred Stock Award granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Deferred Stock Award granted to employees shall have a time-based restriction, the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Deferred Stock Award with a time-based restriction may become vested incrementally over such three-year period. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be settled in the form of shares of Stock. To the extent that a Deferred Stock Award is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.
(b)    Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.
(c)    Rights as a Shareholder. A grantee shall have the rights as a shareholder only as to shares of Stock acquired by the grantee upon settlement of a Deferred Stock Award.
(d)    Termination. Except as may otherwise be provided by the Administrator either in the Award Document or, subject to Section 18 below, in writing after the Award Document is issued, a grantee's right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.
SECTION 9. UNRESTRICTED STOCK AWARDS
(a)    Grant or Sale of Unrestricted Stock. The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
(b)    Elections to Receive Unrestricted Stock In Lieu of Compensation. Upon the request of a grantee and with the consent of the Administrator, each grantee may, pursuant to an irrevocable written election delivered to the Company no later than the date or dates specified by the Administrator, receive a portion of the cash compensation otherwise due to him in Unrestricted Stock (valued at Fair Market Value on the date or dates the cash compensation would otherwise be paid). Such Unrestricted Stock shall be paid to the grantee at the same time as the cash compensation would otherwise be paid.
SECTION 10. CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Administrator determines.
SECTION 11. PERFORMANCE SHARE AWARDS
(a)    Nature of Performance Share Awards. The Administrator may, in its sole discretion, grant Performance Share Awards independent of, or in connection with, the granting of any other Award under the Plan. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the Performance Goals, the periods during which performance is to be measured, which may not be less than one year, and such other limitations and conditions as the Administrator shall determine.
(b)    Rights as a Shareholder. A grantee receiving a Performance Share Award shall have the rights of a shareholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).
(c)    Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award agreement is issued, a grantee's rights in all Performance Share Awards shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.
SECTION 12. DIVIDEND EQUIVALENT RIGHTS
(a)    Dividend Equivalent Rights. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Document. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award must provide that such Dividend Equivalent Right shall be subject to all of the same terms and conditions and settled upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award may also contain terms and conditions different from such other Award.
(b)    Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)    Termination. Except as may otherwise be provided by the Administrator either in the Award Document or, subject to Section 18 below, in writing after the Award Document is issued, a grantee's rights in all Dividend Equivalent Rights or interest equivalents granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award that has not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.
SECTION 13. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES
(a)    Performance-Based Awards. Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Deferred Stock Award, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; provided, however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.
(b)    Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.
(c)    Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee's Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.
(d)    Maximum Award Payable. The maximum Performance-Based Award payable to any one employee under the Plan during any one calendar year period is 300,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) or $2,000,000 in the case of a Performance-Based Award that is a Cash-Based Award.
SECTION 14. TRANSFERABILITY OF AWARDS
(a)    Transferability. Except as provided in Section 14(b) below, during a grantee's lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee's legal representative or guardian in the event of the grantee's incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)    Administrator Action. Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Document regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options or Deferred Stock Awards) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.
(c)    Family Member. For purposes of Section 14(b), “family member” shall mean a grantee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee's household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)    Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee's death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee's estate.
SECTION 15. TAX WITHHOLDING
(a)    Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company's obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)    Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company's minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.
SECTION 16. SECTION 409A AWARDS
To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee's separation from service, or (ii) the grantee's death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.
SECTION 17. TRANSFER, LEAVE OF ABSENCE, ETC.
For purposes of the Plan, the following events shall not be deemed a termination of employment:
(a)    a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or
(b)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
SECTION 18. AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. Except as provided in Section 3(c) or 3(d), without prior shareholder approval, in no event may the Administrator exercise its discretion to (i) reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or (ii) cancel any outstanding Option or Stock Appreciation Right that has an exercise price greater than the then current Fair Market Value of the Stock in exchange for cash or other Awards under the Plan. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 18 shall limit the Administrator's authority to take any action permitted pursuant to Section 3(d).
SECTION 19. STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 20. GENERAL PROVISIONS
(a)    No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)    Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee's last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee's last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)    Shareholder Rights. Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
(d)    Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(e)    Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company's insider trading policies and procedures, as in effect from time to time.
(f)    Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct,

with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.
SECTION 21. EFFECTIVE DATE OF PLAN
This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 22. GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

Dear Shareholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, June 6, 2013.

Thank you in advance for your prompt consideration of these matters.

Sincerely,
Progress Software Corporation
1         n

PROGRESS SOFTWARE CORPORATION
2013 ANNUAL MEETING OF SHAREHOLDERS

JUNE 6, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Progress Software Corporation, revoking all prior proxies, hereby appoints Phillip M. Pead and Stephen H. Faberman, or either of them acting singly, proxies, with full power of substitution, to vote all shares of Common Stock of Progress Software Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s office at 14 Oak Park Drive, Bedford, Massachusetts on June 6, 2013, at 10:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated May 7, 2013, a copy of which has been received by the undersigned, and in their discretion, upon any other business that may properly come before the meeting or any adjournments thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF SHAREHOLDERS OF

PROGRESS SOFTWARE CORPORATION

June 6, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://materials.proxyvote.com/743312

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
i  Please detach along perforated line and mail in the envelope provided.  i

n 20630303000000000000 4	42,710

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1	Election of Directors.				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Barry N. Bycoff O John R. Egan O Ram Gupta O Charles F. Kane O David A. Krall O Michael L. Mark O Philip M. Pead	2	To approve an amendment to the Progress Software Corporation 2008 Stock Option and Incentive Plan, as amended, to increase the maximum number of shares that may be issued under that plan by 7,500,000	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			3	To approve the compensation of Progress Software Corporation’s named executive officers	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			4	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013	☐	☐	☐

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND MAIL IT IN THE ENCLOSED ENVELOPE TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) ON STOCK CERTIFICATE(S). IF SHAREHOLDER IS A CORPORATION OR PARTNERSHIP, PLEASE HAVE AN AUTHORIZED OFFICER SIGN ON BEHALF OF THE CORPORATION OR PARTNERSHIP.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: =
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
o

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.